Registration No. 333-171925

As filed with the Securities and Exchange Commission on April 15, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.
(Exact name of registrant as specified in its charter)

Nevada	7990	26-0657736
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 Green Street, Suite 403
New York, New York 10012
(212) 810-6193
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sheldon Finkel
Chief Executive Officer
110 Greene Street, Suite 403
New York, New York 10012
 (212) 810-6193
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)
 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering
Common stock, par value $0.0001 per share		(2)	$25,000,000	$2,902.50
Secondary Offering
Common stock, par value $0.0001 per share	(3)
Total				$2,902.50	*

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exercise of the warrants or options to prevent dilution as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Act.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).

(3)	We intend to identify the shares to be offered by the selling stockholders through one or more amendments to be filed to this Registration Statement.

* $5,224.50 previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one to be used in connection with a public offering of shares of our common stock having an aggregate initial offering price of up to $25,000,000 (the "Prospectus") and one to be used in connection with the potential resale by certain selling stockholders of shares of our common stock (the "Selling Stockholder Prospectus"). We intend to identify the shares to be offered by the selling stockholders through one or more amendments to be filed to this Registration Statement. The Prospectus and Selling Stockholder Prospectus will be identical in all respects except for the alternate pages for the Selling Stockholder Prospectus included herein which are labeled "Alternate Page for Selling Stockholder Prospectus."

The Selling Stockholder Prospectus is substantively identical to the Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;

•	they contain different Offering sections in the Prospectus Summary section on page 4;

•	they contain different Use of Proceeds sections on page 21; and

•	a Selling Stockholder section is included in the Selling Stockholder Prospectus beginning on page 48.

The Company has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Selling Stockholder Prospectus as compared to the Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  APRIL 15, 2011

PRELIMINARY PROSPECTUS

OFFERING UP TO ______ SHARES

The Empire Sports & Entertainment Holdings Co.

This prospectus relates to a public offering of _______ shares of our common stock, par value $0.0001 per share.  We are not required to sell any specific dollar amount or number of shares of common stock but will use our best efforts to sell all of the shares of common stock being offered. The Company offering expires on the earlier of (i) the date upon which all of the shares of common stock being offered have been sold, or (ii) 24 months following the date of this prospectus.

We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “EXCX.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on April 11, 2011 , was $1.25 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to engage one or more placement agents in connection with this offering. The placement agents will not purchase or sell any of our securities, nor will they be required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “best efforts” to arrange for the sale of securities by us. We have not arranged to place the funds in an escrow, trust or similar account.

	Price to Public	Placement Agent Fees	Proceeds, Before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is *, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to The Empire Sports & Entertainment Holdings Co., and its subsidiary, The Empire Sports & Entertainment, Co.

Overview

We are engaged in the business of live entertainment as a promoter and producer for music and sports. Our goal is to become a leader in integrated promotion, production, and event management services for a broad variety of live events. We intend to promote or produce both live music and entertainment shows and sporting events, including professional boxing and mixed martial arts (MMA). We expect to generate revenue primarily through promoter fees and sharing arrangements with performers and athletes and production of concerts and events. These revenues are expected to consist primarily of sponsorship, advertising and concession fees, ticket sales (“gate”), televised revenue (Pay-Per-View) and media distribution.

Our History

           We were incorporated under the laws of the State of Nevada on August 2, 2007 to be a web-based service provider and consulting company. On November 28, 2007, we entered into a license agreement with a third party to use their software on a non-exclusive basis. We later determined that we were unable to implement the software with clients. As a result, on December 29, 2009, we entered into a termination agreement. On September 27, 2010, we amended and restated our Articles of Incorporation in order to, among other things, change our name to The Empire Sports & Entertainment Holdings Co.

Our wholly-owned subsidiary, The Empire Sports & Entertainment, Co. (“Empire”) began operations in 2009. Certain of our assets were acquired from Golden Empire, LLC (“Golden Empire”), a New Jersey limited liability company and as a result our financial statements and results of operations includes certain information regarding the operations of Golden Empire, although we did not acquire Golden Empire. In May 2010, Empire entered into a series of assignment and assumption agreements with Golden Empire, pursuant to which Golden Empire assigned all of its rights, title and interest in certain promotion rights agreements with various professional boxers to Empire. As of December 31, 2010, we had total assets of $2,777,672. For the period from February 10, 2010 (Inception) through December 31, 2010, we recorded a net loss of $2,022,497.

On September 29, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Empire and the shareholders of Empire. Upon closing of the transaction contemplated under the Exchange Agreement (the “Share Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to us  in exchange for shares of our common stock. Such Share Exchange caused Empire to become a wholly-owned subsidiary of the Company. Following the Share Exchange, we succeeded to the business of Empire as our sole line of business.

At the closing of the Share Exchange, each share of Empire’s common stock issued and outstanding immediately prior to the closing of the Share Exchange was exchanged for the right to receive one share of our common stock. Accordingly, an aggregate of 19,602,000 shares of our common stock were issued to the Empire Shareholders.

On October 8, 2010, we entered into an Agreement of Conveyance, Transfer of Assets and Assumption of Obligations (the “Conveyance Agreement”) with our wholly-owned subsidiary, Excel Global Holdings, Inc. (“SplitCo”).  Pursuant to the Conveyance Agreement, we transferred all of the assets and liabilities associated with our web-based consulting services business to SplitCo.  We also entered into a stock purchase agreement (the “Purchase Agreement”) pursuant to which we sold all of the outstanding capital stock of SplitCo to certain purchasers (the “Split-Off”) in exchange for 17,596,603 shares of our common stock held by the purchasers which were thereafter cancelled (the “Share Cancellation”).

            The foregoing description of certain changes to our Certificate of Incorporation, the Share Exchange and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Amended and Restated Certificate of Incorporation, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 4, 2010, (ii) the Share Exchange Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on October 5, 2010, (iii) the Conveyance Agreement, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 12, 2010, and (iv) the Stock Purchase Agreement, which was filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K filed on October 12, 2010, each of which is incorporated herein by reference.

Following the closing of the Share Exchange and the Share Cancellation there were 22,135,805 shares of common stock issued and outstanding, which excludes 2,800,000 shares of common stock reserved for issuance under our 2010 Equity Incentive Plan and 250,000 shares  of our common stock issuable upon exercise of options issued to one of our executive officers.
Principal Executive Offices

Our principal executive offices are located at 110 Greene Street, Suite 403, New York, New York 10012 and our telephone number is (212) 810-6193.  We maintain a website at www.theempirese.com.  The information on our website is not incorporated into this prospectus.

The Offering

Securities offered by us	[_____________]

Common stock outstanding before the offering	22,135,805 shares. (1)

Common stock to be outstanding after the offering	[__________] shares. (2)

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. We intend to use the proceeds from the sale of the securities by the Company for general working capital purposes, including acquisitions.

OTB Bulletin Board Symbol	EXCX.OB

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

(1)
Represents the number of shares of our common stock outstanding as of April 11, 2011 . Excludes (i) 2,800,000 shares of our common stock issuable upon exercise of options reserved under the 2010 Equity Incentive Plan, and (ii) 250,000 share of common stock issuable upon exercise of options issued to one of our executive officers.

(2)
Excludes (i) 2,800,000 shares of our common stock issuable upon exercise of options reserved under the 2010 Equity Incentive Plan, and (ii) 250,000 share of common stock issuable upon exercise of options issued to one of our executive officers.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. We have not independently verified such information.

Summary Consolidated Financial Data

The following tables set forth our summary statement of operations data for the period from November 30, 2009 (inception) to  December 31, 2009, and for the period from February 10, 2010 (inception) to December 31, 2010 , and our summary balance sheet data as of December 31, 2009 and 2010 . Our s tatement of operations data for the period from November 30, 2009 (inception) to December 31, 2009, and for the period from February 10, 2010 (inception) to December 31, 2010 and our balance sheets dated as of December 31, 2009 and 2010 is  derived from our audited consolidated financial statements included elsewhere in this prospectus.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”  and our audited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	For the period from November 30, 2009 (inception) to December 31, 2009 (1)	For the period from February 10, 2010 (Inception) to December 31, 2010

Net revenues	$-	$906,639
Operating expenses	53,051	2,918,416
Loss from operations	(53,051)	(2,011,777)
Other (expense) income	-	(10,720)
Net loss	(53,051)	(2,022,497)

Balance Sheet Data:

	December 31, 2009 (1)	December 31, 2010
Working capital (deficit)	$(30,551)	$2,055,157
Total assets	15,386	2,777,672
Total liabilities	45,937	101,329
Accumulated deficit	(53,051)	(2,075,548)
Total shareholders’ equity (deficit)	(30,551)	2,676,343

(1)	Represents financial statement data of Golden Empire, LLC, the predecessor of The Empire Sports & Entertainment, Co.

RISK FACTORS

Risks Relating to Our Business and Industry

Our business is highly sensitive to public tastes and dependent on our ability to secure popular artists and athletes and other events. Our operations are seasonal and may be affected by declines in general economic confitions . We may be unable to anticipate or respond to changes in consumer preferences, which may result in decreased demand for our services.

Our ability to generate revenue from music and sports operations is highly sensitive to rapidly changing public tastes and dependent on the availability of popular artists, athletes and events. Declines in general economic conditions could result in our fans or potential fans having less discretionary income to spend on our live and televised entertainment and branded merchandise, which could have an adverse effect on our business and/or prospects. Our success depends in part on our ability to anticipate the tastes of consumers and to offer events that appeal to them. Since we rely on unrelated parties to create and perform live content, any unwillingness to tour or lack of availability of popular artists or athletes could limit our ability to generate revenue. In particular, there are a limited number of artists and athletes that can headline a North American or global tour or event who can sell out larger venues, including many of our anticipated amphitheaters. If those key artists do not continue to tour, or athletes are not willing or able to obtain successful matches, or if we are unable to secure the rights to their future tours or matches, then our business would be adversely affected.

In addition, live music is typically booked for music tours from one to four months in advance of the beginning of the tour and often an agreement to pay an artist a fixed guaranteed amount is required prior to our receiving any operating income. Therefore, if the public is not receptive to the tour, or we or a performer cancel the tour, we may incur a loss for the tour depending on the amount of the fixed guarantee or incurred costs relative to any revenue earned, as well as foregone revenue we could have earned at booked venues. We may be able to secure cancellation insurance policies but such policies to cover a portion of our losses if a performer cancels a tour may not be sufficient, we may choose not to procure such policies, and they are subject to deductibles. Furthermore, consumer preferences change, from time to time, and our failure to anticipate, identify or react to these changes could result in reduced demand for our services, which would adversely affect our operating results and profitability.

Our financial results and cash needs will vary from quarter to quarter and year to year depending on, among other things, the timing of tours and events, cancellations, capital expenditures, seasonal and other fluctuations in our operating results, the timing of guaranteed payments and receipt of ticket sales, financing activities, acquisitions and investments and receivables management. Because our results will vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, the financial performance for live entertainment is in the first and fourth quarters of the calendar year as outdoor venues are primarily used, and festivals primarily occur, during May through September. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results.

We have incurred net losses and may experience future net losses.

Our operating results from continuing operations have been adversely affected by, among other things, event profitability and overhead costs. For the period February 10, 2010 to December 31, 2010, we recorded a net loss of $(2,022,497). We expect to continue to incur net losses for the forseeable future . Many of our competitors who are significantly larger have incurred significant net losses despite their larger scale of operations. We may face reduced demand for our events and other factors that could adversely affect our results of operations in the future. We cannot predict whether we will achieve profitability in future periods or at all.

We may be adversely affected by the current, or any future, general deterioration in economic conditions, which could affect consumer and corporate spending and, therefore, significantly adversely impact our operating results.

A decline in attendance at or reduction in the number of live events may have an adverse effect on our revenue and operating income. In addition, during past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and our ability to generate revenue. The risks associated with our businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live events.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, fuel prices, interest and tax rates and inflation which can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, premium seat sales, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the changes in our industry. Negative factors such as challenging economic conditions, public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any further or future deterioration in economic conditions, thereby possibly impacting our operating results and growth.

Loss of our management and other personnel could result in the loss of key events and negatively impact our business.

The event business is uniquely dependent upon personal relationships, as promoters and executives within the company leverage their existing network of relationships with artists, athletes, agents and managers in order to secure the rights to the live tours and events which are critical to our success. Due to the importance of those industry contacts to our business, the loss of any of our officers or other key personnel could adversely affect our operations.

Our future success depends, to a significant extent, on the continued services of our senior management, particularly Sheldon Finkel, our Chief Executive Officer. Moreover, we do not have key-man insurance on Mr. Finkel. The loss of Mr. Finkel or certain other employees, would have a material and adverse effect on our business. Competition for talented personnel throughout our industry is intense and we may be unable to retain our current key employees or attract, integrate or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

We face intense competition in live music and entertainment, ticketing and artist/athlete services industries, and we may not be able to maintain or increase our current revenue, which could adversely affect our financial performance.

The industry in which we compete is a rapidly evolving, highly competitive and fragmented. We expect competition to intensify in the future. There can be no assurance that we will be able to compete effectively. We believe that the main competitive factors in the sports, entertainment and media industries include personal and professional relationships, trust and access to capital in order to develop a roster of talent and media relationships that provide returns on the Company’s investments. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better organizational or financial support. Other companies may also enter our markets with better athletes, greater financial and human resources and/or greater brand recognition. Competitors may continue to evolve and improve or expand current offerings and introduce new talent. We may be perceived as relatively too small, untested or possessing a poor track record inasmuch as similar business models developed in the past have failed to produce successful performance or returns to investors to succeed, which may be hurtful to our success relative to the competition. To be competitive, we will have to invest significant resources in business development, advertising and marketing. We may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. There are no assurances that we will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price inflation for talent, reduced gross margins from our media and other relationships and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

We compete in the live music and sports industries and within these industries we compete with venues to book performers, athletes and events, and, in the markets in which we promote concerts and events, we face competition from other promoters and venue operators. Our competitors compete with us for key employees who have relationships with popular artists and athletes that have a history of being able to book such artists for concerts and tours or athletes for fights or other events. These competitors have already and may continue to engage in extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists and athletes. Our competitors have already developed many of the elements that are important to our success, as we are a newcomer in the industry, and they may continue to develop services, advertising options or venues that are equal or superior to those we utilizeor that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share.

We compete in the ticketing industry and the intense competition that we face in the ticketing industry could cause the volume of our ticketing services to decline, which since we are a new company, is immaterial at present. There can be no assurance that we will be able to compete successfully in the future with existing or potential competitors or that competition will not have an adverse effect on our business and financial condition. We may face direct competition in the live music industry with our prospective or current primary ticketing clients, who primarily include live event content providers (such as owners or operators of live event venues) and face similar competition in the sporting event industry. This direct competition with our prospective or current primary ticketing clients could result in a decline in the number of clients we may obtain and a decline in the volume of our ticketing services business, which could adversely affect our business and financial condition, although at the present, our ticketing services business revenue is immaterial.

Other variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, the number of sponsors, event attendance, ticket prices or profit margins include:

•
an increased level of competition for advertising dollars, which may lead to lower sponsorships as we attempt to retain advertisers or which may cause us to lose advertisers to our competitors offering better programs that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, including increased guarantees to performers and athletes, which we may be unwilling or unable to pass through to our customers via ticket prices;
•	our competitors may offer more favorable terms than we do in order to obtain agreements for new venues or to obtain events for the venues they operate;
•
technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive entertainment alternatives than we currently offer, which may lead to reduction in attendance at live events, a loss of ticket sales or to lower ticket prices;

•	other entertainment options available to our audiences that we do not offer;
•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and
•
unfavorable shifts in population and other demographics which may cause us to lose audiences as people migrate to markets where we have a smaller presence, or which may cause sponsors to be unwilling to pay for sponsorship and advertising opportunities if the general population shifts into a less desirable age or geographical demographic from an advertising perspective.

We believe that barriers to entry into the live music and into the sports promotion business are low and that local promoters and others are increasingly expanding the geographic scope of their operations.

The speculative nature of the industry may result in our inability to develop performers or athletes that receive sufficient market acceptance for us to be successful.

Certain segments of the entertainment industry are highly speculative and historically have involved a substantial degree of risk. If we are unable to produce products or services that receive sufficient market acceptance we may not generate sufficient revenues to maintain our operations and our business will be unsuccessful.

We may not be able to successfully implement our business model which is subject to inherent uncertainties.

Our business is predicated on our ability to attract athletes and artists, advertisers and persons willing to pay subscriptions in order to view our events in the appropriate medium. We cannot assure that there will be a large enough audience for our programs or that prospective fans or participants will agree to pay the prices that we propose to charge. In the event our customers resist paying the prices we set for our programs, our business, financial condition, and results of operations will be materially and adversely affected.

We must respond to and capitalize on rapid changes in consumer behavior resulting from new technologies and distribute programs and media content in order to become and remain competitive and exploit new opportunities.

Technology in the entertainment and sports arenas is changing rapidly and Internet and mobile viewership is still relatively new and untested. We must adapt to advances in technologies, distribution outlets and content transfer and storage (legally or illegally) to ensure that our programs remain desirable and widely available to our audiences while protecting our intellectual property interests. The ability to anticipate and take advantage of new and future sources of revenue from these technological developments will affect our ability to continue to increase our revenue and expand our business. If we cannot ensure that our content is responsive to the lifestyles of our target audiences and capitalize on technological advances, our revenues will decline which may cause us to curtail operations or be unable to take advantage of opportunities.

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

In the processing of consumer transactions, we may receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by the respective privacy and data security policies maintained by our business. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

We may also become exposed to potential liabilities as a result of differing views on the privacy of the consumer and other user data collected by our business. The failure of us and/or the various third-party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of our business, discourage potential users from trying the products and services that we offer and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect our business, financial condition and results of operations.

Poor weather may adversely affect attendance at our events, which could negatively impact our financial performance from period to period.

We expect to promote many outdoor events. Weather conditions surrounding these events affect sales of tickets, concessions and merchandise, among other things. Poor weather conditions can have a material effect on our results of operations particularly because we expect to promote a finite number of events. Due to weather conditions, we may be required to reschedule an event to another available day or a different venue, which would increase our costs for the event and could negatively impact the attendance at the event, as well as food, beverage and merchandise sales. Poor weather can affect current periods as well as successive events in future periods. If we are unable to reschedule events due to poor weather, we may be forced to refund the ticket revenue for those events.

We may be adversely affected by the occurrence of extraordinary events.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, natural disasters or similar events, may substantially decrease the use of and demand for our services and the attendance at events, which may decrease our revenue or expose us to substantial liability. The terrorism and security incidents in the past, military actions in foreign locations, and periodic elevated terrorism alerts can be expected to negatively impact us, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities.

Following past extraordinary events, some performers and athletes refused to travel or book tours or events, which if it were to occur to our performers or athletes, could adversely affect our business. The occurrence or threat of future terrorist attacks, military actions by the United States, contagious disease outbreaks, natural disasters such as earthquakes and severe floods or similar events cannot be predicted, and their occurrence can be expected to negatively affect the economies of the United States and other foreign countries where we expect to do business.

Costs associated with, and our ability to obtain adequate insurance could adversely affect our profitability and financial condition.

Heightened concerns and challenges regarding property, casualty, liability, business interruption and other insurance coverage have resulted from terrorist and related security incidents, as to which there is enhanced risk related to live events. As a result, we may experience increased difficulty obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism. We may have a material investment in property and equipment that may be located at venues, which are generally located near major cities and which hold events typically attended by a large number of fans.

These operational, geographical and situational factors, among others, may result in significant increases in insurance premium costs and difficulties obtaining sufficiently high policy limits with deductibles that we believe to be reasonable. We cannot assure that future increases in insurance costs and difficulties obtaining high policy limits will not adversely impact our profitability, thereby possibly impacting our operating results and growth.

In addition, we enter into various agreements with artists and athletes from time to time, including long-term artist rights arrangements. The profitability of those arrangements depends upon those artists’ willingness and ability to continue performing, and we may not be able to obtain sufficient insurance coverage at reasonable costs to adequately protect us against the death, disability or other failure to continue engaging in revenue-generating activities under those agreements.

We cannot guarantee that our insurance policy coverage limits, including insurance coverage for property, casualty, liability, artists and business interruption losses and acts of terrorism, would be adequate under the circumstances should one or multiple events occur at or near any of our events, or that our insurers would have adequate financial resources to sufficiently or fully pay our related claims or damages. We cannot guarantee that adequate coverage limits will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more venues could have a material adverse effect on our financial position and future results of operations if asset damage and/or company liability were to exceed insurance coverage limits or if an insurer were unable to sufficiently or fully pay our related claims or damages.

There is the risk of personal injuries and accidents in connection with events, which could subject us to personal injury or other claims and increase our expenses, as well as reduce attendance at events, causing a decrease in our revenue.

There are inherent risks involved with producing live events. As a result, personal injuries and accidents have, and may, occur from time to time, which could subject us to claims and liabilities for personal injuries. Incidents in connection with our live events at any venue or venues that we rent could also result in claims, reducing operating income or reducing attendance at our events, causing a decrease in our revenue. While we may maintain insurance policies that provide coverage within limits that are sufficient, in management’s judgment there can be no assurance that such insurance will be adequate at all times and in all circumstances.

We are subject to extensive governmental regulation, and our failure to comply with these regulations could adversely affect our business, results of operations and financial condition.

Our live music operations are subject to federal, state and local laws, both domestically and internationally, governing matters such as construction, renovation and operation, as well as:

•	licensing, permitting and zoning, including noise ordinances;
•	human health, safety and sanitation requirements;
•	requirements with respect to the service of food and alcoholic beverages;
•	working conditions, labor, minimum wage and hour, citizenship and employment laws;
•	compliance with the ADA and the DDA;
•	sales and other taxes and withholding of taxes;
•	privacy laws and protection of personally identifiable information;
•	historic landmark rules; and
•	environmental protection laws.

We cannot predict the extent to which any future laws or regulations will impact our operations. The regulations relating to food service in venues are many and complex. Although we generally contract with a third-party vendor for these services, we cannot assure that we or our third-party vendors are in compliance with all applicable laws and regulations at all times or that we or our third-party vendors will be able to comply with any future laws and regulations or that we will not be held liable for violations by third-party vendors. Furthermore, additional or amended regulations in this area may significantly increase the cost of compliance.

Alcoholic beverages will be served at many of venues during live events and must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the customer. Although we generally hire outside vendors to provide these services at venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor customers will not be served or that liability for their acts will not be imposed on us. We cannot assure that additional regulation in this area would not limit our activities in the future or significantly increase the cost of regulatory compliance. We must also obtain and comply with the terms of licenses in order to sell alcoholic beverages in the states in which we serve alcoholic beverages.

From time to time, governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live events for entertainment taxes and for incidents that occur at our events, particularly relating to drugs and alcohol.

We and the venues are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the hours of operations of the venues. Additionally, certain laws and regulations could provide strict, joint and several responsibility for the remediation of hazardous substance contamination at facilities or at third-party waste disposal sites, which could hold us responsible for any personal or property damage related to any contamination.

We depend upon unionized labor for the provision of some services and any work stoppages or labor disturbances could disrupt our business.

The stagehands at some venues and other employees are subject to collective bargaining agreements. Union agreements regularly expire and require negotiation. Whether or not our employees become subject to collective bargaining agreements or employees of third parties are subject to collective bargaining agreements, our operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating collective bargaining agreements. In addition, our business operations at one or more of our facilities may also be interrupted as a result of labor disputes by outside unions attempting to unionize. A work stoppage at one or more venues or at our promoted events could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the effect that a potential work stoppage will have.

We are dependent upon venues, and if we are unable to secure access to venues on acceptable terms, or at all, our results of operations could be adversely affected.

We require access to venues to generate revenue. We expect to operate in a number of venues under various agreements which include leases with third parties or equity or booking agreements, which are agreements where we contract to book events at a venue for a specific period of time. Our long-term success will depend in part on the availability of venues, our ability to lease venues and our ability to enter into booking agreements. As many of these agreements are with third parties over whom we have little or no control, we may be unable to renew agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues. Our ability to renew agreements or obtain new agreements on favorable terms depends on a number of other factors, many of which are also beyond our control, such as national and local business conditions and competition from other promoters. If the cost of renewing agreements is too high or the terms of any new agreement with a new venue are unacceptable or incompatible with our existing operations, we may decide to forego these opportunities. There can be no assurance that we will be able to renew agreements on acceptable terms or at all, or that we will be able to obtain attractive agreements with substitute venues, which could have a material adverse effect on our results of operations.

Costs associated with capital improvements could adversely affect our profitability and liquidity.

Although we do not currently own any venues, growth or maintenance of our revenue may come to depend on consistent investment. Therefore, we may need to anticipate making capital improvements in venues to meet long-term demand, entertainment value and revenue. We may have a number of capital projects underway simultaneously. Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various capital improvements at venues, including:

•	availability of financing on favorable terms;
•	unforeseen changes in design;
•	increases in the cost of construction materials and labor;
•	additional land acquisition costs;
•	fluctuations in foreign exchange rates;
•	litigation, accidents or natural disasters affecting the construction site;
•	national or regional economic changes;
•	environmental or hazardous conditions; and
•	undetected soil or land conditions.

The amount of capital expenditures can vary significantly. In addition, actual costs could vary materially from our estimates if the factors listed above and our assumptions about the quality of materials or workmanship required or the cost of financing such construction were to change. Construction is also subject to governmental permitting processes which, if changed, could materially affect the ultimate cost.

Our revenues depend in part on the promotional success of our marketing campaigns, and there can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenue or profits.

We plan to spend significant amounts on advertising, promotional and other marketing campaigns for events and other business activities. Such marketing activities include, among others, promotion of ticket sales, premium seat sales, hospitality and other services for events and venues and may include advertising associated with souvenir merchandise and apparel. There can be no assurance that our advertising, promotional and other marketing campaigns will be successful or will generate revenue or profits.

Promotion requires significant up front outlays that may not be capable of being recouped.

We intend to invest heavily in development and marketing which will require a significant expenditure of funds for rehearsal, practice, and for athletes, training, housing, and promotion. As a result, there can be no assurance that such investments will yield the anticipated returns.

Changes in technology may reduce the demand for the products or services traditionally associated with sports and entertainment programs and promotion.

Online digital media may present a challenge to our expected sources of revenue from pay per view and other media relations. Cable, satellite and broadcast television are substantially affected by rapid and significant changes in technology, including the increasing use and access to the Internet for media and entertainment, and the increasing use and access to technologies that may defeat copyright protections, reducing our income. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by our business. While many attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful or produce revenue. If we are unable to respond quickly to changes in technology our business could fail.

A decline in media or advertising expenditures could cause our revenues and operating results to decline significantly in any given period or in specific markets.

We anticipate deriving a portion of our revenues from the sale of media content which is dependent on advertising. A decline in advertising expenditures generally or in specific markets could significantly adversely affect our revenues and operating results in any given period. Declines can be caused by the economic conditions and sentiment, prospects of advertisers or the economy in general could alter current or prospective media consumer or advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in media advertising expenditures as a result of economic uncertainty. Our advertising revenues may also be adversely affected by changes in audience traffic, which advertisers rely upon in making decisions to purchase advertising. A decrease in our media or in advertising revenues will adversely impact our results of operations.

If we are unable to obtain additional funding, our business operations will be harmed and if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any indebtedness or that we will not default on our debt obligations, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. We estimate that based on current plans and assumptions, that our available cash will be sufficient to satisfy our cash requirements under our present operating expectations, without further financing for more than 12 months. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may incur liabilities that we might be unable to repay in the future.

We may incur liabilities with affiliated or unaffiliated lenders. These liabilities would represent fixed costs which would be required to be paid regardless of the level of our business or profitability. There is no assurance that we will be able to pay all of our liabilities. Furthermore, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of our business, including but not limited to consumer lawsuits. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs. An increase in our costs may cause us to increase the prices at which we charge our customers which may lead to our customers to seek alternatives to our products. In such event, our revenues will decrease and we may be forced to curtail our operations.

We may incur unanticipated cost overruns which may significantly affect our operations.

We may incur substantial cost overruns in the acquisition, development and enhancement of our talent. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources if we are unable to obtain the additional funds necessary to implement our business plan. There is no assurance that we will be able to obtain sufficient capital to implement our business plan successfully. If a greater investment is required in the business, the probability of earning a profit or a return of the stockholders’ investment will be diminished.

Because our operating results are difficult to predict, our operating results may fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may fall significantly. Factors that affect our quarterly and annual operating results include, among other things, the following:

•	our ability to establish and strengthen brand awareness;
•	our success in promoting our performers and events;
•	the amount and timing of costs relating to our marketing efforts or other initiatives;
•	our ability to enter into favorable contracts with entertainers, athletes and venues, content distributors, developers, and other parties;

•	acquisition-related costs;
•	our ability to compete in a highly competitive market; and
•	economic trends specifically affecting the entertainment and sports business, as well as general economic conditions in the markets we serve.

If we do not manage our growth efficiently, we may not be able to operate our business effectively.

We expect to expand our operations and we will seek additional financing to fund such expansion. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems, successfully recruit, hire and manage personnel and maintain close coordination among our performers, and athletes, technical, finance, marketing, sales and production staffs. We may need to hire additional personnel in all areas of our business during 2011. In addition, we may also need to improve our accounting systems, internal control procedures, and computer software and hardware systems in order to operate our business more effectively and manage our expansion. We also will need to manage an increasing number of complex relationships with performers and athletes, strategic partners, advertisers and other third parties. Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we anticipate.

Many of our agreements may be short-term and we face the risk of losing relationships to competitors with greater resources.

We believe that our future success depends in large part upon our ability to maintain our existing relationships. Our agreements that are for a fixed term have the option for a party electing whether or not to renew their contracts upon expiration. If we become unable to provide valuable services, or if we otherwise fail to maintain good relations or are in breach of our agreements, our performers or athletes may elect to terminate or fail to renew their agreements with us. In addition, if we cannot provide adequate incentives to remain with us, our efforts to sign new performer or athletes may be impaired. Furthermore, historically, when performers or athletes have achieved substantial commercial success they have sought to renegotiate the terms of their agreements. This may adversely affect our future profitability.

We may not be able to identify and retain talent in the future which would likely lead to a decline in the appeal of our events.

Our success depends, in large part, upon our ability to recruit and retain entertainers and athletic talent. There can be no assurance that we will be able to continue to identify and retain such talent in the future. Additionally, we cannot assure you that we will be able to retain our current talent when their contracts expire. Our failure to attract and retain key talent, or a serious or untimely injury to, or the death of, any of our key talent, would likely lead to a decline in the appeal of our events, which would adversely affect our ability to generate revenues.

In order for us to sign new performers and athletes, our principal existing or prospective performers and athletes must remain with us and sustain their success and popularity. Our business would be adversely affected by:

•	our inability to recruit new performers and athletes with commercial promise and to enter into production and promotional agreements with them;
•	the loss of talent and/or popularity of our existing performers and athletes;
•	increased competition to maintain relationships with existing performers and athletes;
•	non-renewals of current agreements with existing performers and athletes; and
•	poor performance or negative publicity of existing performers and athletes.

We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business. Our compliance with antitrust, competition and other regulations may limit our operations and future acquisitions.

Our future growth depends in part on our selective acquisition of additional businesses. We may be unable to identify other suitable targets for further acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to obtain financing on acceptable terms and requisite government approvals. Acquisitions involve risks, including those associated with:

•	integrating the operations, financial reporting, technologies and personnel of acquired companies;
•	managing geographically dispersed operations;
•	the diversion of management’s attention from other business concerns;
•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; and
•	the potential loss of key employees, customers and strategic partners of acquired companies.

Unless we develop a strong brand identity, our business may not continue to grow and our financial results may suffer.

We believe that historical growth and brand recognition are important factors not only in persuading performers and athletes to choose us as their promoter, but also in our ability to effectively utilize the dominant marketing resources in the entertainment and sports industry (television, radio, Internet, public relations, trade publications, etc.). We believe that continuing to strengthen our brand will be critical to attracting performers and athletes. However, brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building our brand.

Our sports entertainment offerings may not be commercially successful.

We expect a significant amount of our revenue to come from the production and distribution of our events and programs, as well as the use of our events in televised programs. The success of these offerings depends primarily upon their acceptance by the public, which is difficult to predict. The commercial success of an event or program depends on the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure-time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Because we expect the popularity of our offerings to be a significant factor driving the growth of our company, our failure to produce events and programs with broad consumer appeal could materially harm our business and prospects for growth.

Our failure to continue to create popular events and programs would likely lead to a decline in our ability to generate revenues.

The creation, marketing and distribution of our live and televised entertainment, including pay-per-view events, are the core of our business and are critical to our ability to generate revenues. Our failure to continue to create popular live events and televised programming would likely lead to a decline in our television ratings and attendance at our live events. Such a decline would adversely affect our ability to generate revenues.

We compete for attendance, broadcast audiences and advertising revenue. If we fail to compete successfully, our business may suffer due to lost viewers, venues, distribution channels and performers.

We compete for entertainment and advertising dollars with professional and college sports and with other entertainment and leisure activities. We face competition from professional and college baseball, basketball, hockey and/or football, among other activities, in most cities in which we hold live events. We also compete for attendance, broadcast audiences and advertising revenue with a wide range of alternative entertainment and leisure activities.

This competition could result in a significant loss of viewers, venues, distribution channels or performers and fewer entertainment and advertising dollars spent on our form of sports entertainment, any of which could have a material adverse effect on our revenues, profits, results of operations, financial condition and future prospects.

We may be liable to third parties for certain license rights and other content that we produce and distribute.

We may be liable to third parties for certain license rights and other content that we produce and distribute. We attempt to minimize these types of liabilities by requiring representations and warranties relating to our ownership of and rights to use and distribute such material. However, alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business.

We rely on intellectual and other property rights. If any of our intellectual properties infringe on the proprietary rights of third parties, we may be subject to costly litigation which will have a negative impact on our business.

We regard the protection of our copyrights, trademarks and service marks as critical to our future success, and, in particular, to our ability to create and exploit boxing-related content. We rely on federal and international copyright and trademark statutes, as well as contractual restrictions, to establish and protect our intellectual property and other proprietary rights in products and services. However, there can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property and proprietary rights will prove sufficient to prevent misappropriation of them, or to deter independent third-party development of similar rights which may infer upon ours. We plan to pursue the registration of its trademarks, service marks and copyrights in the United States and internationally to the extent feasible, however, effective trademark and copyright protection may not be economically viable, and even if it is, we may not have the financial capacity in the future to protect, enforce and defend our rights against competitors with greater resources.

It is possible that in the future, we may license some of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we will attempt to ensure that the quality of our brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a materially adverse effect on our revenues, profits, results of operations, financial condition and future prospects.

As of April 11, 2011 , we have not been notified that our intellectual properties infringe on the proprietary rights of any third party, but there can be no assurance that third parties will not claim infringement by us with respect to the past, current or future use of these assets. Any such claim, whether meritorious or not, could be time-consuming, result in costly legal proceedings and/or settlement arrangements, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, or at all. As a result, any such claim can have a materially adverse effect upon our revenues, profits, results of operations, financial condition and future prospects.

We rely on certain licenses to operate. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction.

In various states in the United States and some foreign countries, athletic commissions and other applicable regulatory agencies require us to obtain promoters licenses, performers’ licenses, medical licenses and/or event permits in order for us to promote and conduct our live events. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction. The inability to present our live events over an extended period of time or in a number of jurisdictions would lead to a decline in the various revenue streams generated from our live events, which could have an adverse effect on our profits, results of operations, financial condition and future prospects.

We acquired certain rights and agreements of Golden Empire.   In the event that a dispute involving Golden Empire asserted that we were a successor in interest to Golden Empire we could face potential successor liability type claims and potential liability for acts or actions of Golden Empire.

Certain of our assets, including promotional contracts, were acquired from Golden Empire.  Golden Empire was owned by our former President and Chief Operating Officer.  In the event that a dispute involving Golden Empire asserted that we were a successor in interest to Golden Empire we could face potential successor liability type claims and potential liability for acts or actions of Golden Empire.

Risks Relating to Our Organization and Common Stock

Our principal stockholders, officers and directors own a substantial interest in our voting stock and investors will have limited voice in our management.

Our principal stockholders, officers and directors, in the aggregate, beneficially own in excess of approximately 36% of our outstanding common stock.

As a result of their ownership and positions, our principal stockholders, directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Investor Relations Activities, Nominal “Float” and Supply and Demand Factors May Affect the Price of our Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our Company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may directly provide, or others may provide, compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning our Company. We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by us or from publicly available information. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods and as a result the dissemination of inaccurate or misleading information may require us to comment or issue a corrective announcement. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition to public relations costs, we may issue shares of restricted stock, and budget cash compensation to consultants and advisors for these activities, and such amounts may be increased in the future. In addition, investors in our Company may be willing, from time to time, to encourage investor awareness through similar activities, including payment of cash or stock compensation. Investor awareness activities may also be suspended or discontinued which may impact the trading market in our Common Stock. During January 2011, the Company raised $600,000 from five investors, including Barry Honig, our Co-Chairman of the Board or Directors. The funds are required to be held in escrow and may be released only in order to assist the Company in paying third party expenses, which may include activities related to broadening the Company’s shareholder base through shareholder awareness campaigns and other activities, as described above.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of improper activities may exist, such as rapid share price increases or decreases. As a small public company with a public market established through a reverse merger, it is likely our activities, and our shareholders’ activities, will be subjected to enhanced regulatory scrutiny due regulatory skepticism and potential bias against this manner of becoming publicly traded. These factors, as well as because of the small number of holders who initially own the registered shares of our Common Stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold (which markets have historically been associated by regulatory bodies with improper activities concerning penny-stocks, such as the OTC Bulletin Board (“OTCBB”) or the OTCQB Marketplace (Pink OTC), may lead to regulatory and investor perceptions that are unfavorable.

During 2010, Empire conducted a private placement (the “Offering”) which, following acquisition by our Company, resulted in 6,512,000 shares of our common stock being issued to purchasers in the Offering. Until such time as the Empire shares sold in the Offering are registered or available for resale under Rule 144 of the Securities Act of 1933 , there will continue to be a small number and percentage of our shares (2,513,800) held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market. Other than these shares and the shares underlying this prospectus, there are no additional shares that are presently registered or available for resale under Rule 144.

The United States Supreme Court has stated that manipulative action is a “term of art” connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators and the courts with forces that upset the supply and demand factors that would normally determine trading prices. As described above, a small number and percentage of our outstanding common stock will initially be available for trading, held by a small number of individuals or entities. Accordingly, prior to the effectiveness of the Registration Statement, of which this prospectus forms a part , the supply of our common stock for resale will be extremely limited (for example, under Rule 144 promulgated under the Securities Act until one year following October 5, 2010, the date on which we filed our Current Report on Form 8-K containing Form 10 type information) , and prior to such time, our shares issued to Empire shareholders may not be able to be sold absent a registration statement under the Securities Act), which could result in higher bids, asks/offers or sales prices than would otherwise exist. Securities regulators have often cited thinly-traded markets, small numbers of holders, and investor awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our activities or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock. Further, this is an evolving area of the law and regulators may adopt new or different interpretations of the foregoing factors which could impact the market for our shares in various respects.

As a result of the Share Exchange, Empire became a subsidiary of ours and since we are subject to the reporting requirements of federal securities laws, this can be expensive and may divert resources from other projects, thus impairing our ability grow.

As a result of the Share Exchange, Empire became a subsidiary of ours and, accordingly, is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if Empire had remained privately held and did not consummate the Share Exchange.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2011 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Because our chief financial officer devotes only a portion of his business time to us, conflicts of interests may arise with respect to his other activities which could materially and adversely affect our Company.

Adam Wasserman, our Chief Financial Officer, does not work for us exclusively. Therefore, it is possible that a conflict of interest with regard to Mr. Wasserman may arise based on Mr. Wasserman’s other employment.  Mr. Wasserman devotes approximately 20 hours per week to Company matters, compared to approximately 20 hours Mr. Wasserman devotes to other companies.  We have not adopted any policies or procedures for the review and approval of any transactions that cause a conflict of interest.

Because we became public by a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our post-Share Exchange company.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•
limited “public float” following the Share Exchange, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

Our shares of common stock are very thinly traded, only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

We anticipate having our common stock continue to be quoted for trading on the OTC Bulletin Board, however, we cannot be sure that such quotations will continue. As soon as is practicable, we anticipate applying for listing of our common stock on either the NYSE Amex, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Exercise of options may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of April 11, 2011 , we had reserved options to purchase 2,850,000 shares of our common stock at an exercise price of $0.60 per share. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

USE OF PROCEEDS

We estimate that we will receive up to $_______ in net proceeds from the sale of shares of common stock in this offering, based on an assumed offering price of $__ per share and after deducting estimated placement agent fees and estimated offering expenses in the approximate aggregate amount of $______.

 We will retain broad discretion over the use of the net proceeds to us from the sale of our common stock under this prospectus. We currently anticipate that the net proceeds from the sale of our securities under this prospectus will be used for general corporate purposes.

DILUTION

Purchasers of common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value (deficit) per share of common stock immediately after completion of this offering. Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date.

After giving effect to our sale of the ______ shares of common stock offered by this prospectus (based upon a public offering price of $___ per share, after deducting ______________ expenses), our net tangible book value as of _______, would be $______, or $___ per share of common stock. This represents ___________ in net tangible book value to existing stockholders of $___ per share, and _________ to new investors of $____ per share, or __% of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Public offering price per share
Net tangible book value (deficit) per share as of ____________	$
Increase in net tangible book value (deficit) per share attributable to new investors in this offering
Net tangible book value per share as of ________ after this offering
Net tangible book value dilution per share to new investors in this offering

The following table sets forth, on an as adjusted basis as of __________, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $___ per share of common stock:
Average
	Shares Purchased		Total Cash Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders
New investors from public offering
Total

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of _________.

The discussion and tables above is based on (i) _________ shares of common stock issued and outstanding as of ________, and (ii) ______ shares of common stock issued in the public offering.   In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol EXCX.OB since June 23, 2009. Prior to August 20, 2009, there was no active market for our common stock. Trading of our common stock commenced on August 20, 2009. As of April 11, 2011, there were 119 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Year Ended December 31, 2011	High	Low
1st Quarter Ended March 31, 2011	$3.00	$0.60
2nd Quarter Ending June 30, 2011 (through April 11, 2011)	$1.40	$1.05

Year Ended December 31, 2010	High	Low
1st Quarter Ended March 31, 2010	$0.32	$0.22
2nd Quarter Ended June 30, 2010	$0.32	$0.32
3rd Quarter Ended September 30, 2010	$0.58	0.32
4th Quarter Ended December 31, 2010	$2.00	0.58

Year Ended December 31, 2009	High	Low
3rd Quarter Ended September 30, 2009	$0.30	0.22
4th Quarter Ended December 31, 2009	$0.32	0.30

The last reported sales price of our common stock on the OTC Bulletin Board on April 11, 2011 was $1.25 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2010, securities issued and available for future issuance under our Equity Incentive Plan were as follows:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,800,000	$0.60	200,000
Equity compensation plans not approved by security holders	250,000	0.60	-
Total	3,050,000	$0.60	200,000

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Selected Consolidated Financial Data

The following tables set forth our summary statement of operations data for the period from November 30, 2009 (inception) to December 31, 2009, and for the period from February 10, 2010 (inception) to December 31, 2010 and our summary balance sheet data as of December 31, 2009 and 2010. Our statement of operations data for the period from November 30, 2009 (inception) to December 31, 2009, and for the period from February 10, 2010 (inception) to December 31, 2010 and our balance sheets dated as of December 31, 2009 and 2010 is derived from our audited interim consolidated financial statements included elsewhere in this prospectus.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	For the Period from November 30, 2009 (inception) to December 31, 2009 (1)	For the Period from February 10, 2010 (inception) to December 31, 2010

Net revenues	$-	$906,639
Operating expenses	53,051	2,918,416
Loss from operations	(53,051)	(2,011,777)
Other (expense) income	-	(10,720)
Net loss	(53,051)	(2,022,497)

Balance Sheet Data:

	December 31, 2009 (1)	December 31, 2010
Working capital (deficit)	$(30,551)	$2,055,157
Total assets	15,386	2,777,672
Total liabilities	45,937	101,329
Accumulated deficit	(53,051)	(2,075,548)
Total shareholders’ equity (deficit)	(30,551)	2,676,343

(1)	Represents financial statement data of Golden Empire, LLC, the predecessor of The Empire Sports & Entertainment, Co.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

Recent Events

             The Empire Sports & Entertainment Holdings Co. (the “Company”), formerly Excel Global, Inc. (the “Shell”), was incorporated under the laws of the State of Nevada on August 2, 2007. We operated as a web-based service provider and consulting company.  In September 2010, we changed our name to The Empire Sports & Entertainment Holdings Co.

On September 29, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with The Empire Sports & Entertainment, Co., a privately held Nevada corporation incorporated on February 10, 2010 (“Empire”), and the shareholders of Empire (the “Empire Shareholders”). Upon closing of the transaction contemplated under the Exchange Agreement (the “Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to the Company in exchange for shares of common stock of the Company.  Such Exchange caused Empire to become a wholly-owned subsidiary of the Company.

At the closing of the Exchange, each share of Empire’s common stock issued and outstanding immediately prior to the closing of the Exchange was exchanged for the right to receive one share of the Company’s common stock. Accordingly, an aggregate of 19,622,000 shares of the Company’s common stock were issued to the Empire Shareholders. Additionally, pursuant to the Agreement of Conveyance, Transfer of Assets and Assumption of Obligations (the “Conveyance Agreement”), the Company’s former officers and directors cancelled 17,596,603 of the Company’s common stock they owned. Such shares were administratively cancelled subsequent to the Exchange pursuant to the Conveyance Agreement (see below). After giving effect to the cancellation of shares, we had a total of 2,513,805 shares of common stock outstanding immediately prior to Closing. After the Closing, we had a total of 22,135,805 shares of common stock outstanding, with the Empire Shareholders owning 89% of the total issued and outstanding shares of the Company's common stock.

On October 8, 2010, we administratively entered into a series of agreements with the purpose of transferring certain of the residual assets and liabilities which were owned by the shell with which the we did a reverse merger on September 29, 2010. These agreements were effectively consummated on the date of reverse merger. The agreements transferred certain assets and liabilities in connection with a website business to the former shareholders of the Shell in exchange for 17,596,603 shares of the Company's common stock.  We believe that the fair value of the shares received for those assets and liabilities was not material. The shares were cancelled immediately upon receipt.

Prior to the Exchange, we were a shell company with no business operations.

The Exchange is being accounted for as a reverse-merger and recapitalization. Empire is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Exchange will be those of Empire and will be recorded at the historical cost basis of Empire, and the consolidated financial statements after completion of the Exchange will include the assets and liabilities of the Company and Empire, historical operations of Empire and operations of the Company from the closing date of the Exchange.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, the fair values of certain promotional contracts and the assumptions used to calculate fair value of options granted and common stock issued for services.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of consolidation

The consolidated condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and our wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

We follow the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-10-S99 “Revenue Recognition Overall – SEC Materials”. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

We, in accordance with ASC Topic 605-45 “Revenue Recognition – Principal Agent Considerations” report revenues for transactions in which it is the primary obligor on a gross basis and revenues in which it acts as an agent on and earns a fixed percentage of the sale on a net basis, net of related costs. Credits or refunds are recognized when they are determinable and estimable.

We earn revenue primarily from live event ticket sales, sponsorship, advertising, concession fees, promoter fees, television rights fee and pay per view fees for events broadcast on television or cable.

The following policies reflect specific criteria for our various revenue streams:

•
Revenue from ticket sales is recognized when the event occurs. Advance ticket sales and event-related revenues for future events are deferred until earned, which is generally once the events are conducted. The recognition of event-related expenses is matched with the recognition of event-related revenues.

•
Revenue from sponsorship, advertising, television/cable distribution agreements and promoter/service agreements is recognized in accordance with the contract terms, which are generally at the time events occur.

•	Revenue from the sale of products is recognized at the point of sale at the live event concession stands.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The FASB ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Accounts Receivable

We have a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.

Advances, participation guarantees and other receivables

Advances receivable represent cash paid in advance to athletes for their training. We have the right to offset the advances against the amount payable to such athletes for their future sporting events. The amounts advanced under such arrangements are short-term in nature. Promotional advances represents signing bonuses paid to athletes upon signing the promotional agreements with the Company. Promotional advances are amortized over the terms of the promotional agreements, generally from three to four years. Also included in this caption were a receivable for a participation guarantee, a receivable for a refundable advance and other receivables at December 31, 2010.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to five years.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC Topic 810-10, “Amendments to FASB Interpretation No. 46(R)”. This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (“VIE”), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. It is effective for annual reporting periods beginning after November 15, 2009. The adoption of ASC Topic 810-10 did not have a material impact on the results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” an amendment to ASC Topic 820, “Fair Value Measurements and Disclosures.”  This amendment requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 activity pertaining to gross purchases, sales, issuances, and settlements.  ASU No. 2010-06 is effective for our interim and annual reporting beginning after December 15, 2009, with one new disclosure effective after December 15, 2010. The adoption of ASU No. 2010-06 did not have a material impact on the results of operations and financial condition.

                  In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU 2010-20 requires additional disclosures about the credit quality of a company’s loans and the allowance for loan losses held against those loans. Companies will need to disaggregate new and existing disclosures based on how it develops its allowance for loan losses and how it manages credit exposures. Additional disclosure is also required about the credit quality indicators of loans by class at the end of the reporting period, the aging of past due loans, information about troubled debt restructurings, and significant purchases and sales of loans during the reporting period by class. The new guidance is effective for interim and annual periods beginning after December 15, 2010. Management anticipates that the adoption of these additional disclosures will not have a material effect on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Results of Operations

Our business began on November 30, 2009. Accordingly, no comparisons exist for the prior period. We were incorporated in Nevada on February 10, 2010 to succeed to the business of the predecessor company, Golden Empire, LLC (“Golden Empire”), which was formed and commenced operations on November 30, 2009 . We assumed all assets, liabilities and certain promotion rights agreements entered into by Golden Empire at carrying value which approximated fair value on February 10, 2010. Golden Empire ceased operations on that date. The results of operations for the period from January 1, 2010 to February 9, 2010 of Golden Empire were not material.

For the period from November 30, 2009 (Inception) to December 31, 2009- Golden Empire, LLC

Net Revenues

We have not generated revenues during the period from November 30, 2009 (Inception) to December 31, 2009.

Operating Expenses

Total operating expenses for the period from November 30, 2009 (Inception) to December 31, 2009 were $53,051 and consisted of the following:

Live events expenses	$2,000
Sales and marketing	7,800
General and administrative	43,251

Total	$53,051

•
Live events expenses. For the period from November 30, 2009 (Inception) to December 31, 2009, live events operations expenses were $2,000. Live events operations expenses consist primarily of wages and consultants’ fees related to day-to-day administration of the Company’s live events, fighter recruiting and signing bonuses.

•
Sales and marketing. For the period from November 30, 2009 (Inception) to December 31, 2009, sales and marketing costs were $7,800. Sales and marketing expenses primarily consist of marketing, advertising and promotion expenses directly and indirectly related to live events. Indirect expenses consist of Internet and print advertising.

•
General and administrative expense. For the period from November 30, 2009 (Inception) to December 31, 2009, general and administrative expenses were $43,251. General and administrative expenses include consulting, travel expense, office expense, supplies, telephone and communications expenses, and other expenses. In addition, this also includes compensation expense of $22,500 which were primarily attributable to contributed services provided by one of our officers valued at $22,500.

Loss from Operations

We reported a loss from operations of $53,051 for the period from November 30, 2009 (Inception) to December 31, 2009.

Net Loss

As a result of these factors, we reported a net loss of $53,051 for the period from November 30, 2009 (Inception) to December 31, 2009.

Golden Empire ceased operations on February 9, 2010. The results of operations for the period from January 1, 2010 to February 9, 2010 of Golden Empire were not material.

For the Period from February 10, 2010 (Inception) to December 31, 2010

Net Revenues

Revenues from live and televised events, consisting primarily of ticket sales, television rights fee and sponsorship, was $906,639 for the period from February 10, 2010 (Inception) to December 31, 2010.

The following table provides data regarding the source of our net revenues for the period from February 10, 2010 (Inception) to December 31, 2010:
	$	% of Total
Live events – ticket sales and related revenues	$772,250	85%

Television rights fee	101,889	11%

Advertising – sponsorships	32,500	4%

Total	$906,639	100%

For the period from February 10, 2010 (Inception) to December 31, 2010, we recognized revenues from television rights fee and advisory fee from live events of approximately $740,000 from three customers that accounted for 82% of our total net revenues.

  Operating Expenses

Total operating expenses for the period from February 10, 2010 (Inception) to December 31, 2010 were $2,918,416 and consisted of the following:

Cost of revenues	$444,648
Sales and marketing	139,130
Live events expenses	503,346
Compensation expense and related taxes	782,348
Consulting fees	359,760
General and administrative	689,184

Total	$2,918,416

•
Cost of revenues: Cost of revenues for live event production was $444,648 for the period from February 10, 2010 (Inception) to December 31, 2010. Live event production costs consist principally of fighters’ purses, production cost of live events, venue rental and related expenses. We expect cost of revenues for live events to increase for the next fiscal year as we promote more events.

•
Sales and marketing: For the period from February 10, 2010 (Inception) to December 31, 2010, sales and marketing costs were $139,130. Sales and marketing expenses primarily consist of marketing, advertising and promotion expenses directly and indirectly related to live events. Indirect expenses consist of internet and print advertising.

•
Live events expenses: For the period from February 10, 2010 (Inception) to December 31, 2010, live events operations expenses were $503,346. Live events operations expenses consist primarily of wages and consultants’ fees related to day-to-day administration of the Company’s live events, fighter recruiting, signing bonuses and training expenses.

•
Compensation expense and related taxes: Compensation expense includes salaries and stock-based compensation to our employees. For the period from February 10, 2010 (Inception) to December 31, 2010, compensation expense and related taxes were $782,348 and were primarily attributable to contributed services provided by one of our officers valued at $90,000 and stock-based compensation expense of $228,333 which is attributable to stock options granted to our chief executive officer, executive vice president, and two directors. Such increase is also due to the hiring of three executive employees and three additional support staff. We anticipate that compensation levels will remain the same for the next fiscal year

•
Consulting fees: For the period from February 10, 2010 (Inception) to December 31, 2010, we incurred consulting fees of $359,760 which were primarily attributable with the issuance of our common stock for services rendered to consultants for investor relations and advisory services of $240,000 and stock-based compensation expense of $107,500 which is attributable to stock options granted to four consultants.

•
General and administrative expenses: For the period from February 10, 2010 (Inception) to December 31, 2010, general and administrative expenses were $689,184. For the period from February 10, 2010 (Inception) to December 31, 2010, general and administrative expenses consisted of the following:

Rent	$35,584
Bad debt expenses	70,500
Professional fees	154,033
Telephone	17,506
Travel/Entertainment	282,392
Depreciation	8,928
Other general and administrative	120,241
$689,184

Loss from Operations

We reported a loss from operations of $2,011,777 for the period from February 10, 2010 (Inception) to December 31, 2010.

Other Income (Expenses)

Total other income (expense) was ($10,720) for the period from February 10, 2010 (Inception) to December 31, 2010 and is primarily attributable to:

•           $8,241 of interest income on cash for the period from February 10, 2010 (Inception) to December 31, 2010 attributable to our certificates of deposit.
•           $18,961 in interest expense for the period from February 10, 2010 (Inception) to December 31, 2010 in connection with the 5% note payable to a related party and fees for the letter of credit arrangements.

Net Loss

As a result of these factors, we reported a net loss of $2,022,497 for the period from February 10, 2010 (Inception) to December 31, 2010, which translates to basic and diluted net loss per common share of $0.11.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At December 31, 2010, we had a cash balance of $509,550 and working capital of $2,055,157. We have been funding our operations though the sale of our common stock and proceeds from loans payable for operating capital purposes. For the period from February 10, 2010 (Inception) to December 31, 2010, we sold 6,512,000 shares of common stock for net proceeds of $3,690,349.  During fiscal 2010, we issued a 5% note payable to a related party amounting to $298,935, which was to mature on the earlier of (i) on demand by the lender upon thirty (30) days prior written notice to the Company or (ii) the two-year anniversary of the date of this promissory note. In December 2010, we paid the remaining balance of this promissory note.

Our net revenues are not sufficient to fund our operating expenses.  At December 31, 2010, we had a cash balance of $509,550 and a working capital of $2,055,157. Between June 2010 and August 2010, Empire conducted private placements pursuant to which it sold an aggregate of 6,512,000 shares of common stock for net proceeds of $3,690,349, which we expect to utilize to fund our operating expenses, pay our obligations, and grow our Company. We currently have no material commitments for capital expenditures. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations.   We estimate that based on current plans and assumptions, that our available cash will be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. Other than our current working capital, we presently have no other alternative source of working capital. We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations after 12 months. We may need to raise significant additional capital to fund our future operating expenses, pay our obligations, and grow our Company. We do not anticipate we will be profitable in 2011.  Therefore our future operations will be dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

                  On February 1, 2011, we raised $600,000 in consideration for the issuance of convertible promissory notes from various investors, including our Co-Chairman of the Board of Directors. The convertible promissory notes bear interest at 5% per annum and are convertible into shares of our common stock at a fixed rate of $1.00 per share. The convertible promissory notes are due on February 1, 2012. In connection with these convertible promissory notes, the Company issued 600,000 shares of our common stock. The funds are required to be held in escrow and may be released only in order to assist in paying third party expenses, which may include activities related to broadening our shareholder base through shareholder awareness campaigns and other activities.

        As described further in Note 8 –Subsequent Events to our consolidated financial statements, in February 2011, we entered into a Credit Facility Agreement with two lenders, whereby one of the lenders is our Co-Chairman of the Board of Directors. The credit facility consists of a loan pursuant to which $4.5 million can be borrowed on a senior secured basis but which amount may be increased by up to $1.0 million at the sole and absolute discretion of lenders. The loan shall be used exclusively to fund the costs and expenses of certain music and sporting events (the “Event”) upon the prior written approval of the amount, terms and conditions of each Event cost or expense sought to be paid, by lenders. The loan Facility will mature on January 31, 2012 and may be extended from time to time in the lenders' sole and absolute discretion.

Operating activities

Net cash flows used in operating activities for the period from February 10, 2010 (Inception) to December 31, 2010 amounted to $3,330,075 and was primarily attributable to our net losses of $2,022,497, offset by depreciation of $8,928, bad debts of $70,500, amortization of promotional advances of $37,275, contributed officer services of $90,000, common stock and stock-based compensations of $587,833 and add-back of total changes in assets and liabilities of $2,102,114. These changes in assets and liabilities is primarily attributable to an increase in restricted cash – current and long-term portion for a total of $1,060,000,  an increase  in accounts receivable of $324,490, an increase in prepaid expenses of $143,106, and advances, participation guarantees, and other receivables of $637,338.

Net cash flows used in operating activities for the period from November 30, 2009 (Inception) to December 31, 2009 for Golden Empire, LLC amounted to $45,937 and was primarily attributable to our net loss of $53,051, offset by contributed officer services of $22,500 and add-back of total changes in assets and liabilities of $15,386.

Investing activities

Net cash used in investing activities for the period from February 10, 2010 (Inception) to December 31, 2010 was $165,996 and represented an investment in notes and loan receivable of $123,544 and the purchase of property and equipment of $42,452.

Financing activities

Net cash flows provided by financing activities were $4,005,621 for the period from February 10, 2010 (Inception) to December 31, 2010. We received net proceeds from sale of common stock of $3,690,349, proceeds from issuance of founders’ shares $1,209, proceeds from loan and note payable of $628,500, advances from a related party of $163,364 and offset by payments on note payable and related party advances of $477,801.

Net cash flows provided by financing activities for Golden Empire, LLC were $45,937 for the period from November 30, 2009 (Inception) to December 31, 2009. We received net proceeds from loan payable and advances from a related party of $30,435 and $15,502, respectively.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

             The following table summarizes our contractual obligations as of December 31, 2010, and the effect these obligations are expected to have on our liquidity and cash flows in future periods:
	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +
Contractual Obligations:

Production agreement	$198,000	$-	$198,000	$-	$-

Operating lease	280,248	62,904	200,061	17,283	-

Total Contractual Obligations	$478,248	$62,904	$398,061	$17,283	$-

Proposed Joint Venture

In December 2010, we entered into a non-binding joint venture term sheet whereby it outlines the material terms and conditions of a proposed joint venture to be entered into between us and Concerts International, Inc. (“CII”). Under the terms of this non-binding joint venture term sheet, the parties will form an entity to operate an annual country music festival. Based on the term sheet, we shall own 66.67% and CII shall own 33.33% of the issued and outstanding shares of the proposed joint venture company. The joint venture/ shareholder agreement (the “Shareholder Agreement”) will set the terms and capital structure of the joint venture. We will also advance amounts necessary to fund the operations of the joint venture company whereby we are entitled to a return of 10% on all advances. In addition, the proposed joint venture company shall enter into a management service agreement with CII and a management fee of $100,000 shall be paid to CII each year such country music festival event is produced. The management fee will be paid in eight equal monthly installments of $12,500 and will cover the salaries of the manager and general office overhead. Currently, both parties are still in the process of negotiations and such proposed joint venture agreement has not been executed. While under negotiations, in February 2011, a new entity was formed and organized in preparation and in connection with the proposed joint venture.

Production Agreement

In November 2010, we entered into a letter agreement with a sports network programming company, whereby we will supply 12 fully produced and broadcast episodes of boxing matches each month beginning January 2011. We will pay the sports network programming company distribution fees of $16,500 per episode for a total of $198,000. We are currently renegotiating this agreement.

Promotional Agreements

We have entered into certain promotional agreements with various athletes who are professional boxers. Such athletes granted exclusive rights to us to promote them and all of their professional boxing contests to be engaged during the term of their respective promotional agreements. The athletes are guaranteed minimum purse amounts for each fight based on the success of their bouts as defined in the promotional agreement.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS

Overview

We are engaged in the business of live entertainment as a promoter and producer for music and sports.  Our goal is to become a leader in integrated promotion, production, and event management services for a broad variety of live events.  We intend to promote or produce both live music and entertainment shows and sporting events, including professional boxing and mixed martial arts (MMA).  We expect to generate revenue primarily through promoter fees and sharing arrangements with performers and athletes and production of concerts and events.  These revenues are expected to consist primarily of sponsorship, advertising and concession fees, ticket sales (“gate”), televised revenue (Pay-Per-View) and media distribution.

Corporate History

We were incorporated under the laws of the State of Nevada on August 2, 2007 to be a web-based service provider and consulting company. On November 28, 2007, we entered into a license agreement with a third party to use their software on a non-exclusive basis.  We later determined that we were unable to implement the software with clients.  As a result, on December 29, 2009, we entered into a termination agreement.  On September 27, 2010, we amended and restated our Articles of Incorporation in order to, among other things, change our name to The Empire Sports & Entertainment Holdings Co.

Our wholly-owned subsidiary, The Empire Sports & Entertainment, Co. (“Empire”) began operations in 2009.  Certain of our assets were acquired from Golden Empire, LLC (“Golden Empire”), a New Jersey limited liability company and as a result our financial statements and results of operations includes certain information regarding the operations of Golden Empire, although we did not acquire Golden Empire.  In May 2010, Empire entered into a series of assignment and assumption agreements with Golden Empire, pursuant to which Golden Empire assigned all of its rights, title and interest in certain promotion rights agreements with various professional boxers to Empire.

On September 29, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Empire and the shareholders of Empire. Upon closing of the transaction contemplated under the Exchange Agreement (the “Share Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to us in exchange for shares of our common stock.  Such Share Exchange caused Empire to become a wholly-owned subsidiary of the Company.  Following the Share Exchange, we succeeded to the business of Empire as our sole line of business.

At the closing of the Share Exchange, each share of Empire’s common stock issued and outstanding immediately prior to the closing of the Share Exchange was exchanged for the right to receive one share of our common stock. Accordingly, an aggregate of 19,602,000 shares of our common stock were issued to the Empire Shareholders.

Our Business – Entertainment

We are engaged in the business of live entertainment as a promoter and producer for music and sports. Our goal is to become a leader in integrated promotion, production, venue and event management services for a broad variety of live events. We intend to promote or produce both live music and entertainment shows and sporting events, including professional boxing and mixed martial arts (MMA). We expect to generate revenue primarily through promoter fees and sharing arrangements with performers and athletes, production of concerts and events. These revenues are expected to consist primarily of sponsorship, advertising and concession fees, ticket sales (“gate”), televised revenue (Pay-Per-View), television licensing and media distribution.

As of July 1, 2010, Sheldon Finkel joined Empire as its Chief Executive Officer. Sheldon Finkel has, for over 30 years, been involved with many name brand music entertainers such as The Grateful Dead, The Allman Brothers, The Doors, The Who, Jimi Hendrix, and Cream. In addition, he was the organizer of the Watkins Glen Summer Jam, which once received the Guinness Book of World Records entry for the largest audience at a pop festiv al . Mr. Finkel has been a boxing manager since 1980. On June 13, 2010, Mr. Finkel was inducted into the Boxing Hall of Fame.

We expect to be a supplier of live music, entertainment and athletic events for domestic and foreign venues and to television networks.

We are negotiating to become the Joint Venture promoter of a three day music festival in Ottawa Canada.  The music festival includes estimated revenues streams from ticketing, concession revenues and sponsorship revenues.   We also invested $175,000 into a Mixed Martial Arts event that was held on April 9, 2011 in San Diego, with an anticipated revenue return of approximately $205,000 expected in approximately thirty (30) days.  We also invested $225,000 into a Mixed Martial Arts event that will be held on June 18, 2011 in Dallas; revenue projections have yet to be determined as ticket sales are in the preliminary stage.

Our business will include creation, distribution (domestically and internationally) and maintenance of our media holdings, including a media library of videotaped events and original television programming.

We anticipate our core business will be the promotion and production of live entertainment events, most significantly for concert and other music performances in venues leased and/or operated by us. As a result of our management’s historical involvement in boxing, our sports promotion has initially had an emphasis on boxing and is currently expanding into mixed martial arts (MMA).

As promoter, we typically would be providing the following services:

• Book talent or tours in an individual market;
• Sell tickets and advertise the event to attract ticket buyers;
• Rent or otherwise provide event venues;
• Arrange for local production services, such as stage, set, sound, lighting; and
• Sell event sponsorships.

As producer, we typically would be providing the following services:

• Develop event content;
• Hire artistic talent;
• Schedule performances in select venues;
• Promote tours; and
• Sell sponsorships.

Our principal products and services for our entertainment business include the following:

•	sale of tickets for our live events,
•	sale of event sponsorship, advertising, and television/cable distributions, and
•	sale of products at the live event concession stands.

Our Business – Sports Promotion

A promoter is in charge of setting up and paying for everything involved and making sure all legal requirements are met. The promoter assumes all financial risk associated with the event, whether paying for the event or securing secondary investors to pay or guarantee the costs. The promoter may be responsible for costs of recruiting, training, housing and travel as well as everything involved in an event. This can include a multitude of items from the plastic cups to the chairs for each corner of the boxing ring to the ring itself.   In addition, the promoter is also responsible for the referee, the ticket sales, advertising, licenses and making sure the scales used for weigh-in are properly calibrated.

A promoter will often contract out a lot of the details but the promoter is ultimately responsible if anything doesn't meet legal requirements or if any other issues arise.

A promoter is not a manager. The manager's job is to look out for the interests of the athlete. The promoter's job is to look out for the interests of the promoter. Sometimes those interests align with the athlete’s interests, but many times they do not.

Our mission is to endeavor to align our interests more with the athlete than traditional promoters by creating incentives for our success that also benefit the athlete. This may be through equity ownership, incentives and similar arrangements with athletes who hire us as their promoter.

Since the promoter is assuming all of the financial risk in setting up an event, it means the promoter also expects a large portion of the profit from an event. This is where the promoter's interests traditionally diverge from and become opposed to the athlete’s interests. The promoter and the athlete's manager, for example, negotiate the boxer's "purse" for a fight — how much money the boxer takes home for stepping in the ring. The boxers' respective purses are a cost involved in setting up the fight, just like supplying an ambulance and food vendors are costs. The larger the boxer's purse, the smaller the profit the promoter takes home. So the promoter's financial interests are best served by minimizing the boxer's purse as much as possible. We seek to realign interests and reduce those conflicts and align the interests of athletes more with ours, even though the promoter has no actual duty to be fair.

Ticketing Operations

The Company sells tickets to various promotional events through third parties.  Typically, ticket sales for music festivals are handled through third party ticket agencies that specialize in the sale and distribution of tickets. These third parties are contractually responsible for the printing, storage, credit card transactions, cash transactions, and distribution of tickets.  The revenues from sold tickets are maintained by the third party ticket vendor and paid to the Company, after any associated ticket expenses are deducted.  The software and systems used in ticket sales are maintained and operated exclusively by the third party vendor, and the Company relies solely on third parties for ticketing and they have their own system back-up procedures. The Company does not have its own ticketing system.

We will utilize our executive’s skills and know-how to market and advertise an event so that it appeals to the broadest possible demographic and to attract the most paying customers. We will be responsible for the pay-per-view system and obtaining other revenue generating activities. We intend to seek relationships with athletes of various calibers, for boxing and MMA from developing young amateurs to heavyweight champions, and develop new and innovative strategies that enhance our value while providing an equity interest to the athlete in our company. In this manner, we seek to be the first choice for athletes to associate with in order to obtain a promoter that maintains relationships and is operated by people who know the business of boxing, and other sports which we may in the future enter.

We believe that boxing   and MMA are among the world's most popular spectator sports and have broad-based international appeal. Domestically , premium networks, HBO and Showtime, use boxing and MMA as core programming.

Our principal products and services for our sports promotion business include the following:

• sale of tickets for our live sport events,
• sale of live sport event sponsorship, advertising, and television/cable distributions, and
• promoter and advisory services.

Customers

In 2010, three customers accounted for 82% of our total consolidated revenues.  These three clients, represented approximately 62%, 11% and 8%, respectively, of our total consolidated revenues in 2010.

Business Growth Strategy Goals

Our growth plans focus on the following goals :

•	Expanding our core business, both domestically and internationally;
•	Signing, developing and acquiring new talent that can achieve marquee or star status and become premium cable and PPV attractions;
•	Increasing the sales of media rights, site rights, and sponsorship for existing series;
•	Acquiring other promotional companies in an effort to increase market share;
•	Extending our core brand into related merchandising through licensing arrangements with established merchandisers;
•	Creating and distributing other content;
•	Acquiring video libraries;
•	Developing our presence in other entertainment and sports-driven categories (not related to boxing) in the areas of merchandising consulting services and properties;
•	Consideration of corporate acquisitions of companies in the sports marketing, management (athletes, entertainers, and television production); and
•	Rights-generating businesses (other event-driven sport/entertainment products).

Competition

We operate in a highly competitive and fragmented industry.  Sports and entertainment companies engaged in similar businesses as the Company with which the Company may compete for talent, events or venues include companies such as LiveNation, ClearChannel, AEG, Ticketmaster, Madison Square Garden and others, and are significantly larger and more well known and established than the Company.

We may acquire or lease or enter into agreements to operate venues in which our events will take place. In markets where we will lease or operate a venue, we compete with other venues to serve artists likely to perform in that general location. In markets where we do not operate venues, we compete with other venues for dates for popular national tours. Consequently, touring artists have significant alternatives to our venues in scheduling tours. In addition, in the markets in which we promote musical concerts and events, we face competition from other promoters, as well as from artists that promote their own concerts. We believe that barriers to entry into the promotion services business are low and that local promoters are increasingly expanding the geographic scope of their operations.

The marketing and athlete representation industry is highly competitive. Competitors include a few large companies that operate in the areas in which we operate, as well as many smaller entities which operate similarly to us.

Professional boxing and mixed martial arts are dominated by a small number of promoters who work with and are known to the leading television networks and venues. There are approximately 10 major boxing promoters in the world, most of which are based in the United States. Our major boxing competitors in the U.S. are Don King Productions, Top Rank Boxing and Golden Boy .

Employees

As of April 11, 2011 , we had 4 active full-time employees, and 1 contractor. We are not represented by labor unions. We believe that our relationship with our employees is satisfactory, but there can be no assurances that we will continue to maintain good relations with our employees.

Legal Proceedings

We are not involved in any pending legal proceeding or litigations and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position with the Company

Sheldon Finkel	66	Chairman and Chief Executive Officer

Barry Honig	39	Co-Chairman

Adam Wasserman	46	Chief Financial Officer

Peter Levy	49	Executive Vice President

Sheldon Finkel, Chairman and Chief Executive Officer, was appointed as our Chairman and Chief Executive Officer on September 29, 2010 upon the closing. He has been managing fighters since 1980. Finkel was selected by the Boxing Writers Association of America as manager of the year in 1990 and 1993. In June 2010, he was inducted into the Boxing Hall of Fame. He produced the Watkins Glen Summer Jam concert in 1973, that featured the Grateful Dead, Allman Brothers and The Band.  Management is of the opinion that Mr. Finkel's experience as a promoter of music and sporting events qualifies him to serve as a director.

Barry Honig, Co-Chairman, was appointed as our Co-Chairman on September 29, 2010. He has served as Co-Chairman of InterCLICK, Inc. (NASDAQ:ICLK) since August 2007. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., and is a private investor and consultant to early stage companies and sits on the board of several private companies. Mr. Honig serves as a director on our Board of Directors due to his success as an investor, extensive knowledge of the capital markets, his judgment in assessing business strategies, and his knowledge of sports and marketing.

Adam Wasserman, Chief Financial Officer, was appointed as our Chief Financial Officer on November 11, 2010. He has been an integral member of executive management responsible for financial and accounting. He has a strong background in financial reporting, budgeting and planning, mergers and acquisitions, auditing, accounting, automated systems, banking relations and internal controls. Mr. Wasserman has substantial experience with SEC filings such as initial public offerings, 10-Ks and 10-Qs. Mr. Wasserman has a strong background in serving companies located in China, and has been extensively involved in managing private-to-public projects and providing consulting services to public companies in China since 1999.

Mr. Wasserman is chief executive officer for CFO Oncall, Inc. and CFO Oncall Asia, Inc. (collectively “CFO Oncall”), where he owns 80% and 60% of such businesses, respectively. CFO Oncall, Inc. provides chief financial officer services to various companies. Mr. Wasserman has served as Chief Financial Officer of Oriental Dragon Corporation since July 2010 to the present. In addition, Mr. Wasserman has served as the Chief Financial Officer of Transax International Limited since May 2005 and Gold Horse International, Inc. since July 2007 to the present. Mr. Wasserman also served as Chief Financial Officer for Lotus Pharmaceuticals, Inc. from October 2006 to April 2009, China Wind Systems, Inc. in 2007 and 2008, Genesis Pharmaceuticals Enterprises, Inc. from October 2001 until October 2007, and all under the terms of the consulting agreement with CFO Oncall, Inc.

From 1991 to 1999, he was Senior Audit Manager at American Express Tax and Business Services, in Fort Lauderdale, Florida, where his responsibilities included supervising, training and evaluating senior staff members, work paper review, auditing, maintaining positive client relations, preparation of tax returns and preparation of financial statements and the related footnotes. From 1986 to 1991, he was employed by Deloitte & Touche, LLP. During his employment, his significant assignments included audits of public (SEC reporting) and private companies, tax preparation and planning, management consulting, systems design, staff instruction, and recruiting.

Mr. Wasserman holds a Bachelor of Science from the State University of New York at Albany. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants, is a director, treasurer and an executive board member of Gold Coast Venture Capital Association and is a director and audit committee member of China Direct Industries, Inc., a NASDAQ listed company, since January 2010 and Bohai Pharmaceuticals Group, Inc, since July 12, 2010.

Peter Levy, Executive Vice President, was appointed as our Executive Vice President on September 29, 2010. He commenced his career as a practicing attorney with the New York law firm, Rosenman Colin Freund Lewis and Cohen. In 1989, Mr. Levy joined AT&T, first as a technology attorney in the Computer Systems Business Unit, and subsequently as an attorney and Senior Attorney in the Consumer Business Unit and AT&T EasyLink Services, AT&T Internet Division. He became the Division Head of AT&T Advanced Consumer Enterprises, AT&T's strategic planning group responsible for researching and developing new consumer services aligned with telecommunications. From 1999 until April of 2010, Peter Levy was a partner and principal of Sobel & Co., LLC, Certified Public Accountants and Consultants, a regional CPA firm, where Mr. Levy was responsible for the firm's Sarbanes-Oxley practice, Strategic Planning, and the Corporate Integrity Unit. Most recently prior to joining our Company, Mr. Levy was head of Research and Development for JMP Holdings, a real estate development firm maintaining a portfolio of retail, entertainment, sports, education, government projects, and residential properties. Mr. Levy graduated from Harvard University in 1982 and Cornell Law School in 1985.

There are no family relationships among our executive officers and directors.

Tom Arnold, Advisory Board, has established himself to both television and film audiences worldwide, having won such awards as the Peabody Award and a Golden Globe Award. Additionally , he hosted “BEST DAMN SPORTS SHOW PERIOD”  on the Fox Sports Network.   He recently returned to Fox Sports Network as both producer and host of the kids’ baseball show “KID PITCH”. Arnold also appeared in films like “NINE MONTHS” with Hugh Grant, Julianne Moore, and Robin Williams, “TRUE LIES” with Arnold Schwarzenegger, “HERO” with Dustin Hoffman, and “AUSTIN POWERS: INTERNATIONAL MAN OF MYSTERY” with Mike Myers.

Independent Directors

We do not believe that any of our directors is an “independent director,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Board Committees

Our Board of Directors may appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee, in the future. We intend to appoint such persons to the committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange, and we are under no obligation to do so.

Code of Ethics

The Board of Directors has approved, and we have adopted, a Code of Ethics that applies to all of our directors, officers and employees. We will provide a copy of the Code of Ethics free of charge upon request to any person submitting a written request to our Chief Executive Officer.

Director Compensation

Except for the options granted as set forth below, we have not had compensation arrangements in place for members of our Board of Directors and have not finalized any plan to compensate directors in the future for their services as directors. We may develop a compensation plan for our independent directors in order to attract qualified persons and to retain them. We expect that the compensation arrangements may be comprised of a combination of cash and/or equity awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer during the last fiscal year and (ii) our most highly compensated executive officer, other than those listed in clause (i) above, who was serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year. The value attributable to any Option Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718. As described further in Note 5 – Stockholders’ Equity – Common Stock Options to our consolidated financial statements, a discussion of the assumptions made in the valuation of these option awards.

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)

Sheldon Finkel,	2010	250,000	-	510,000	-	760,000
Chairman of the Board of Directors of the Company and Chief Executive Officer (1)		-	-	-	-	-

Adam Wasserman, Chief Financial Officer (2)	2010	-	-	12,000	29,250	41,250

Gregory D. Cohen, former	2010	90,000	-	360,000	-	450,000
President, Chief Operating Officer, Secretary and Director (3)		-	-	-	-	-

Peter Levy	2010	37,500	-	150,000	-	187,500
Executive Vice President

Betty Soumekh , former	2010	-	-	-	-	-
President and Chief Executive Officer	2009	-	-	-	-	-

(1)	Mr. Finkel was appointed as our Chairman and Chief Executive Officer on September 29, 2010.
(2)	Mr. Wasserman was appointed as our Chief Financial Officer on November 11, 2010.
(3)	Mr. Cohen was appointed as our President, Chief Operating Officer, Secretary and Director on September 29, 2010. He resigned from all positions with the Company on March 29, 2011.
(4)	Ms. Soumekh resigned as President and Chief Executive Officer on September 29, 2010.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Barry Honig	-	-	$240,000	-	-	-	$240,000

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2010.

	Option Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (1)	Option Exercise Price ($)	Option Expiration Date
Sheldon Finkel	0	0	850,000	$0.60	September 29, 2020
Gregory D. Cohen	0	0	600,000	$0.60	September 29, 2020
Peter Levy	0	0	250,000	$0.60	September 29, 2020

(1)      Upon closing of the Share Exchange, we reserved 10-year options to purchase an aggregate of 2,800,000 shares of our common stock at $0.60 per share, which options vest over a three-year period.

All options described are subject to and have been issued under our 2010 Equity Incentive Plan except for the options and were issued to Peter Levy pursuant to his employment agreement.

Adam Wasserman Financial Services Agreement

We entered into an engagement letter with Adam Wasserman in September 2010. Pursuant to the terms of this engagement letter, Mr. Wasserman is paid a monthly retainer fee of $4,000 for accounting services performed beginning October 2010 and a onetime fee of 20,000 shares of common stock upon execution of this agreement. We valued these common shares at the fair market value on the date of grant at $0.60 per share . Mr. Wasserman agreed to act as our Chief Financial Officer. During fiscal year ended December 31, 2010, fees amounted to $41,250.

Employment Agreements

On May 19, 2010 (the “Effective Date”), our wholly-owned subsidiary, Empire , entered into a 3 year employment agreement with Sheldon Finkel, our Chief Executive Officer (the “Employment Agreement”). As Chief Executive, Mr. Finkel is solely and exclusively responsible for all operations of Empire, and exclusive authority to hire employees and consultants, within the budget for such activities, reporting directly to the Board of Directors. Unless notice of non-renewal is provided sixty days prior to the end of the term, the term of employment will be continued for an additional 3 years. Mr. Finkel receives a base salary of $500,000 per year, plus reimbursement of expenses and shall participate in an incentive compensation plan to be established for an annual bonus (“Bonus”). Mr. Finkel will be entitled to a Bonus amount equal to ten percent (10%) of our audited annual Net Income (prior to the acquisition, of Empire), determined in accordance with US Generally Accepted Accounting Principles, consistently applied (“GAAP”). Net Income shall be as reported for each fiscal year as filed on the Annual Report on Form 10-K filed with the Securities and Exchange Commission, or if no such report is required to be filed, by mutual agreement on or prior to February 28 of each year, and if not agreed then by an accounting firm mutually agreed to by the parties (whose fees and expenses shall be paid by Empire), and prepared in accordance with GAAP. Each Bonus payment shall be made to Mr. Finkel no later than 95 days following the last day of the fiscal year for which Net Income has been determined.

Pursuant to the Employment Agreement, Mr. Finkel was also entitled to subscribe for 1,252,000 shares of common stock of Empire for consideration of $100,000, which equates to 10% of the fully diluted common stock of Empire as of the effective date of the Employment Agreement. The initial grant (as described below) and any subsequent antidilution shares (as described below) are subject to repurchase by us at the price paid by Mr. Finkel as follows: (i) 100% of the initial grant and any subsequent antidilution shares are subject to repurchase if Mr. Finkel is not employed on the date of the Share Exchange or on the first anniversary of the effective date of the Employment Agreement; (ii) 2/3 of the initial grant and any antidilution shares are subject to repurchase if Mr. Finkel is not employed by Empire or us on the second anniversary of the effective date; and (iii) 1/3 of the initial grant and any antidilution shares are subject to repurchase if Mr. Finkel is not employed by Empire or us on the second anniversary of the effective date of the Employment Agreement. The Board of Directors made an initial grant of restricted stock to Mr. Finkel on the date that is the earlier of: (i) the date on which our common stock shall be quoted on the OTC Bulletin Board, the OTCQB or any national securities exchange or acquired by any such company; or (ii) the date on which we shall become obligated to file reports with the SEC. The initial grant shall be equal to ten (10%) percent of the fully-diluted common stock issued and outstanding on the grant date, without giving effect to any securities issued in any financing transaction(s) or issuances or offerings for cash which close following the date hereof.

In addition, under the terms of the Employment Agreement the Company shall secure and post an irrevocable Letter of Credit, satisfactory in form and substance, and issued by a financial institution satisfactory, by May 31, 2010 in the amount of one million five hundred thousand dollars ($1,500,000.00). This Letter of Credit may be reduced after six (6) months, and after each six (6) month period thereafter, in increments of two hundred and fifty thousand dollars ($250,000.00). At any time base compensation or additional compensation under this Agreement is not timely paid, or if Empire otherwise is in material breach of the Agreement, Mr. Finkel shall be entitled to draw the full remaining amount of the Letter of Credit. The Letter of Credit has been posted including collateral in the amount of $1,500,000 from the Company.

On September 17, 2010, our wholly-owned subsidiary, Empire,   entered into an employment agreement with Peter Levy, pursuant to which Mr. Levy agreed to serve as our Executive Vice President for a term of one year. Unless notice of non-renewal is provided sixty days prior to the end of the term, the term of employment will be continued for an additional one year. Mr. Levy receives a base salary of $150,000 per year, plus reimbursement of expenses and shall participate in an incentive compensation plan to be established for an annual bonus (“Bonus”).  Mr. Levy was also granted options to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $0.60 per share.  Such options were granted subsequent to the acquisition of Empire.  Mr. Levy’s options vest over a three year period.

Separation Agreement and General Release

On March 29, 2011, the Company and its wholly-owned subsidiary, The Empire Sports & Entertainment, Co. entered into a Separation Agreement and General Release (the “Agreement”) with Gregory D. Cohen who resigned from the Company as its President, Chief Operating Officer and as a member of its board of directors..

Pursuant to the Agreement, Mr. Cohen is required to deliver 900,000 shares of the Company’s common stock which he currently owns for cancellation by the Company and sell 1,200,000 shares of the Company’s common stock to one or more purchasers who are accredited investors on the closing date (the “Closing”).  At the Closing the proceeds from the sale are to be distributed for payment of various fees and obligations outstanding, and $115,000 to Mr. Cohen upon the satisfaction of the conditions to Closing in the Agreement.  In addition, Mr. Cohen’s employment agreement shall be terminated and the parties will exchange releases.

In addition, at the Closing, the Company and Mr. Cohen have agreed to: (i) assignments of certain boxing promotional rights agreements (subject to any required consents or approvals), and (ii) various profit sharing agreements with respect to certain of the boxing promotional rights agreements under which Mr. Cohen may elect to continue as the promoter of the boxers named therein.

At the Closing, Mr. Cohen’s employment agreement shall be deemed terminated and all further rights therein, whether or not vested, will be cease. In accordance with the Agreement, the Company shall continue to pay for Mr. Cohen’s health benefits for a period of 12 months.

Equity Compensation Plan Information

Equity Incentive Plan

On September 29, 2010, our Board of Directors and stockholders adopted the 2010 Stock Incentive Plan (the “2010 Plan”). Under the 2010 Plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not intended to qualify as Incentive Stock Options there under. In addition, direct grants of stock or restricted stock may be awarded. The 2010 Plan has reserved 2,800,000 shares of common stock for issuance.

(a)            Purpose. The primary purpose of the 2010 Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees and others who provide services to us.

(b)            Administration. The 2010 Plan will be administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors.

(c)            Eligibility. Under the 2010 Plan, options may be granted to employees, officers, directors or consultants of the Company, as provided in the 2010 Plan.

(d)            Terms of Options. The term of each option granted under the 2010 Plan shall be contained in a stock option agreement between the optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the 2010 Plan, including the following:

•
    Purchase Price. The purchase price of the common stock subject to each incentive stock option shall not be less than the fair market value (as set forth in the 2010 Plan), or in the case of the grant of an incentive stock option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted;

•
    Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such option is granted. Unless otherwise provided in the grant agreement, in the event of a change of control (as set forth in the Incentive Stock Plan ) all unvested shares shall immediately become vested;

•
    Expiration. Any option granted to an employee of the Company shall become exercisable over a period of no longer than five years. No option shall in any event be exercisable after ten years from, and no Incentive Stock Option granted to a ten percent shareholder shall become exercisable after the expiration of five years from, the date of the option;

•
    Transferability. No option shall be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by such optionee. No option granted under the 2010 Plan shall be subject to execution, attachment or other process;

•
    Option Adjustments. In the event of any change in the outstanding Company’s stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board or the Committee may adjust proportionally (a) the number of shares of common stock (i) reserved under the 2010 Plan, (ii) available for Incentive Stock Options and Nonstatutory Options and (iii) covered by outstanding stock awards or restricted stock purchase offers; (b) the exercise prices related to outstanding grants; and (c) the appropriate fair market value and other price determinations for such grants. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board or the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, and other grants by means of substitution of new grant agreements for previously issued grants or an assumption of previously issued grants.

(e) Termination, Modification And Amendment. The Board may, insofar as permitted by law, from time to time, suspend or terminate the 2010 Plan or revise or amend it in any respect whatsoever, except that without the approval of the shareholders of the Company, no such revision or amendment shall (i) increase the number of shares subject to the 2010 Plan, (ii) decrease the price at which grants may be granted, (iii) materially increase the benefits to participants, or (iv) change the class of persons eligible to receive grants under the 2010 Plan; provided, however, no such action shall alter or impair the rights and obligations under any option, or stock award, or restricted stock purchase offer outstanding as of the date thereof without the written consent of the participant thereunder.

On the closing date of the Share Exchange, the following options to purchase shares of our common stock were granted:

Name	Shares	Vesting Schedule	Exercise Price	Expiration

Sheldon Finkel	850,000	(1)	$0.60	September 29, 2020
Gregory D. Cohen	600,000	(1)	$0.60	September 29, 2020
Barry Honig	400,000	(1)	$0.60	September 29, 2020
Tom Arnold	600,000	(1)	$0.60	September 29, 2020
Shannon Briggs (2)	100,000	(1)	$0.60	September 29, 2020
Eddie Mustafa	150,000	(1)	$0.60	September 29, 2020
Herman Caicedo (2)	100,000	(1)	$0.60	September 29, 2020

(1)	One-third at the end of each of the first three years, provided the holder is continuing to provide services to the Company
(2)	This individual ceased to be employed by the Company prior to the vesting at any of his options.

In addition, pursuant to his employment agreement, Peter Levy was granted options to purchase an aggregate of 250,000 shares of our common stock with an exercise price of $0.60 per share. His options vest over a three year period and expire on September 29, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Due to related party

Between December 2009 and June 2010, one of our directors, Mr. Barry Honig, loaned a total of $498,935, to the Company. For the period from December 2009 to June 30, 2010, these loans were non interest bearing and were due on demand. On June 30, 2010, we issued 333,333 shares in connection with the conversion of $200,000 of this loan payable. On June 30, 2010, we issued a demand promissory note in the amount of $298,935 which represents the unpaid loan balance to the director. This promissory note accrues interest at the annual rate of five percent (5%) and shall be payable on the earlier of (i) on demand by the lender upon thirty (30) days prior written notice to us or (ii) the two-year anniversary of the date of the note. On September 1, 2010, we made a payment of $100,000 towards this promissory note. In September 2010, the Company issued a demand convertible promissory note for the balance of the promissory note and such promissory note is deemed cancelled and null and void.  In December 2010, the Company paid the remaining balance of this convertible note. As of December 31, 2010, the principal amount and accrued interest on this convertible note payable amounted to $0 and $4,771, respectively.

During 2010 Barry Honig posted certain collateral for the purpose of issuance of a letter of credit in the amount of $1,500,000 in favor of Sheldon Finkel, as required under his employment agreement. The Letter of Credit was subsequently replaced by the Company and the collateral was returned to Mr. Honig.

On February 1, 2011, the Company raised $600,000 in consideration for the issuance of convertible promissory notes from various investors, including the Company’s Co-Chairman of the Board of Directors. The convertible promissory notes bear interest at 5% per annum and are convertible into shares of the Company’s common stock at a fixed rate of $1.00 per share. The convertible promissory notes are due on February 1, 2012. In connection with these convertible promissory notes, the Company issued 600,000 shares of the Company’s common stock. The Company valued these common shares at the fair market value on the date of grant. The funds are required to be held in escrow and may be released only in order to assist the Company in paying third party expenses, which may include activities related to broadening the Company’s shareholder base through shareholder awareness campaigns and other activities.

On February 23, 2011, The Empire Sports & Entertainment Holdings Co. (the “Company”), its wholly-owned subsidiary, The Empire Sports & Entertainment, Co. (“Operating Sub”) and its newly-formed wholly-owned subsidiary, EXCX Funding Corp. (“EXCX” and together with the Company and the Operating Sub, the “Borrowers”) entered into a Credit Facility Agreement (the “Credit Facility Agreement”) with Barry Honig, its Co-Chairman, and Michael Brauser (each, a “Lender” and collectively, the “Lenders”), pursuant to which the Lenders agreed to extend credit to the Borrowers in the form of a loan under which up to $4.5 million may be borrowed from the Lenders on a senior secured basis (the “Loan”).

Pursuant to the Credit Facility Agreement, the Loan shall be utilized exclusively to fund the costs and expenses of certain sports and entertainment events as agreed by the parties (the “Events”).  The Loan bears interest at a rate of 6% per annum and matures on January 31, 2012, subject to acceleration in the event the Borrowers undertake third party financing.  In connection with the Credit Facility Agreement, the Lenders entered into a Contribution and Security Agreement (the “Contribution Agreement”) with the Company’s Chief Executive Officer, Sheldon Finkel, pursuant to which Mr. Finkel agreed to pay or reimburse the Lenders the pro rata portion (1/3) of any net losses from Events. As consideration for the extension of credit pursuant to the Credit Facility Agreement, the Borrowers are obligated to pay a fee equal to 15% of the initial loan commitment of $4.5 million (the “Preferred Return Fee”) of which Mr. Finkel shall receive a pro-rata portion (1/3). The Preferred Return Fee shall be payable if at all, only out of the net profits from the Events. Net profits and losses are to be determined in accordance with GAAP.  The Company agreed to issue to the Lenders and Sheldon Finkel an aggregate of 2,250,000 shares of the Company’s newly designated Series A Preferred Stock, convertible into one share each of the Company’s common stock. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that as a result of the conversion the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred.

Certain of our officers and directors have, from time to time, provided advances to us for operating expenses. At April 11, 2011 , we had no amounts owing to our officers and directors from such loans.

Office rent

The Company shared its office space pursuant to an informal sublease on a month to month basis with a formerly affiliated company for which the Company’s former President served as a director until January 2011. For the period from February 10, 2010 (inception) to December 31, 2010, the Company was reimbursed a portion of the leasehold improvements cost of $2,700, a portion of the security deposit of $8,508, and rent of $12,117 from such affiliated company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 11, 2011 regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table above; (iii) each director, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o The Empire Sports & Entertainment Group Holdings Co., 110 Green Street, Suite 403, New York, New York 10012. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of April 11, 2011, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)

Executive Officers and Directors :

Sheldon Finkel	2,150,000	(2)	9.7%

Barry Honig	3,803,333	(3)	17.2%

Gregory D. Cohen	2,100,000		11.7%

Adam Wasserman	16,000		*

Peter Levy	0	(4)	0

All executive officers and directors as a group (five persons)	8,053,333	(2)(3)(4)	36.4%

  *             represents less than 1%

(1)	Based on 22,135,805 shares of our common stock outstanding on April 11, 2011.

(2)
Does not include (i) 850,000 shares of our common stock issuable upon exercise of outstanding options that are not currently exercisable, (ii) 400,000 shares of common stock held by Mr. Finkel’s adult son, William Finkel and (iii) 750,000 shares of common stock issuable upon conversion of Series A convertible preferred stock.

(3)
Does not include (i) 400,000 shares of our common stock issuable upon exercise of outstanding options that are not currently exercisable, and (ii) 750,000 shares of common stock issuable upon conversion of Series A convertible preferred stock.

(4)	Does not include 250,000 shares of our common stock issuable upon exercise of options that are not currently exercisable.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 550,000,000 shares of capital stock, par value $0.0001 per share, of which 500,000,000 are shares of common stock and 50,000,000 are shares of “blank-check” preferred stock.

Capital Stock Issued and Outstanding

As or April 11, 2011 we have issued and outstanding securities on a fully diluted basis:

•	22,135,800 shares of common stock;
•	2,250,000 shares of preferred stock; and
•	Options to purchase 2,850,000 shares of common stock at an exercise price of $0.60 per share.

Common Stock

 The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

On February 23, 2011, the Company designated and issued 2,250,000 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into one share each of the Company’s common stock. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that as a result of the conversion the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock.  The holders of the Company’s Series A Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

Options

On the closing date of the Exchange, we reserved options to purchase an aggregate of 2,800,000 shares of our common stock, pursuant to our 2010 Plan. See “Executive Officers and Directors – Equity Incentive Plan.”  In additions, pursuant to his employment agreement, Peter Levy was also granted options to purchase an aggregate of 250,000 shares of our common stock.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co, Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

Indemnification of Directors and Officers

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, and our Bylaws, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of in attention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Limitiation of Liability of Directors

Our articles of incorporation provides that, to the fullest extent permitted by the law, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are offering up to____ shares of common stock for a per share price of $____. We intend to engage a licensed broker-dealer as our placement agent for this offering. The placement agent will not purchase or sell any shares of common stock, nor will they be required to arrange for the purchase and sale of any specific number or dollar amount of shares of common stock, other than to use their “best efforts” to arrange for the sale of shares of common stock by us. Therefore, we may not sell the entire amount of shares of common stock being offered.

Upon the closing of the offering, we expect to pay the placement agent a cash transaction fee equal to approximately 8% of the gross proceeds to us from the sale of the shares of common stock in the offering. In addition to this transaction fee, we expect to grant a five year compensation warrant to the placement agent to purchase a number of shares of our common stock equal to approximately 8% of the number of shares of common stock sold by us in the offering. The compensation warrants are expected to be exercisable for a period of five years from issuance and will comply with FINRA Rule 5110(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), the compensation may not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security as permitted by the FINRA rules.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

•	a combination of any of these methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

FINRA Rule 2710 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of the certificates;

•	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

•
    whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

FINRA has recently proposed rule changes to FINRA Rule 2710 which may, if approved, modify the requirements of its members to make filings under FINRA Rule 2710. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Sichenzia Ross Friedman and Ference LLP (“SRFF”), New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.  SRFF beneficially owns 4 0,000 shares of our common stock.

EXPERTS

The financial statements of Golden Empire LLC as of December 31, 2009  and for the period from November 30, 2009 (inception) to December 31, 2009 included in this registration statement has been audited by J.H. Cohn LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of The Empire Sports & Entertainment Holdings Co. and Subsidiary as of December 31, 2010 and for the period from February 10, 2010 (Inception) to December 31, 2010 have been audited by J.H. Cohn LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Peter Levy, Executive Vice President, The Empire Sports & Entertainment Holdings Co., 110 Greene Street, Suite 403, New York, New York 10012.

INDEX TO FINANCIAL STATEMENTS

The Empire Sports & Entertainment Holdings Co.	Page

Reports of Independent Registered Public Accounting Firm	F-2 to F-3

Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4

Consolidated Statements of Operations
For the period from February 10, 2010 (Inception) to December 31, 2010 and for the period from November 30, 2009 (Inception) to December 31, 2009	F-5

Consolidated Statements of Changes in Members’ Deficit/ Stockholders’ Equity (Deficit)
For the period from November 30, 2009 (Inception) to December 31, 2009	F-6
For the period from February 10, 2010 (Inception) to December 31, 2010	F-7

Consolidated Statements of Cash Flows
For the period from February 10, 2010 (Inception) to December 31, 2010 and for the period from November 30, 2009 (Inception) to December 31, 2009	F-8

Notes to Consolidated Financial Statements	F-9 to F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
The Empire Sports & Entertainment Holdings Co.

We have audited the accompanying consolidated balance sheet of The Empire Sports & Entertainment Holdings Co. and Subsidiary as of December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from February 10, 2010 (Inception) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Empire Sports & Entertainment Holdings Co. and Subsidiary as of December 31, 2010, and their results of operations and cash flows for the period from February 10, 2010 (Inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Jericho, New York
March 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
Golden Empire, LLC

We have audited the accompanying balance sheet of Golden Empire, LLC (A Limited Liability Company) as of December 31, 2009, and the related statements of operations, changes in members’ deficit and cash flows for the period from November 30, 2009 (Inception) to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Empire, LLC as of December 31, 2009, and its results of operations and cash flows for the period from November 30, 2009 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Jericho, New York
October 5, 2010

THE EMPIRE SPORTS AND ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

		Predecessor
	December 31,	December 31,
	2010	2009
		(see Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$509,550	$-
Restricted cash - current portion	560,000	-
Accounts receivable, net	293,990	-
Notes and loan receivable	123,544	-
Advances, participation guarantees, and other receivables, net	526,296	15,386
Prepaid expenses	143,106	-

Total Current Assets	2,156,486	15,386

OTHER ASSETS:
Restricted cash - long-term portion	500,000	-
Property and equipment, net	33,524	-
Advances - net of current portion	49,153	-
Deposits	38,509	-

Total Other Assets - Net	621,186	-

Total Assets	$2,777,672	$15,386

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$101,329	$-
Loan payable - related party	-	30,435
Due to related party	-	15,502

Total Liabilities	101,329	45,937

Commitments and Contingencies

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock ($.0001 Par Value; 50,000,000 Shares Authorized;
None Issued and Outstanding)	-	-
Common stock ($.0001 Par Value; 500,000,000 Shares Authorized;
22,135,805 and none shares issued and outstanding as of
December 31, 2010 and 2009, respectively)	2,213	-
Additional paid-in capital	4,749,678	22,500
Accumulated deficit	(2,075,548)	(53,051)

Total Stockholders' Equity (Deficit)	2,676,343	(30,551)

Total Liabilities and Stockholders' Equity (Deficit)	$2,777,672	$15,386

See accompanying notes to consolidated financial statements.

THE EMPIRE SPORTS AND ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
		Predecessor
	For the Period from	For the Period from
	February 10, 2010 (Inception)	November 30, 2009 (Inception)
	to December 31, 2010	to December 31, 2009
		(see Note 1)

Net revenues	$906,639	$-

Operating expenses:
Cost of revenues	444,648	-
Sales and marketing expenses	139,130	7,800
Live events expenses	503,346	2,000
Compensation and related taxes	782,348	22,500
Consulting fees	359,760	-
General and administrative expenses	689,184	20,751

Total operating expenses	2,918,416	53,051

Loss from operations	(2,011,777)	(53,051)

Interest expense and other financial costs,
net of interest income of $8,241	(10,720)	-

Net loss	$(2,022,497)	$(53,051)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.11)	$-

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - Basic and Diluted	18,708,047	-

See accompanying notes to consolidated financial statements.

GOLDEN EMPIRE, LLC
STATEMENT OF CHANGES IN MEMBERS' DEFICIT
FOR THE PERIOD FROM NOVEMBER 30, 2009 (INCEPTION) TO DECEMBER 31, 2009
(see Note 1)
Predecessor

			Total
	Members'	Accumulated	Members'
	Interest	Deficit	Deficit

Balance, November 30, 2009 (Inception)	$-	$-	$-

Members' contribution	22,500	-	22,500

Net loss	-	(53,051)	(53,051)

Balance, December 31, 2009	$22,500	$(53,051)	$(30,551)

See accompanying notes to consolidated financial statements.

THE EMPIRE SPORTS AND ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM FEBRUARY 10, 2010 (INCEPTION) TO DECEMBER 31, 2010

	Common Stock				Total
	$0.0001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balance, February 10, 2010 (Inception)	-	$-	$-	$-	$-

Contribution of capital and net assets	-	-	22,500	(53,051)	(30,551)

Common stock issued to founders	12,090,000	1,209	-	-	1,209

Issuance of common stock for cash	6,512,000	651	3,689,698	-	3,690,349

Issuance of common stock in satisfaction of loans payable	600,000	60	359,940	-	360,000

Issuance of common stock for services	420,000	42	251,958	-	252,000

Contributed officer services	-	-	90,000	-	90,000

Stock-based compensation in connection with options granted	-	-	335,833	-	335,833

Recapitalization of Company including stock dividend	2,513,805	251	(251)	-	-

Net loss	-	-	-	(2,022,497)	(2,022,497)

Balance, December 31, 2010	22,135,805	$2,213	$4,749,678	$(2,075,548)	$2,676,343

See accompanying notes to consolidated financial statements.

THE EMPIRE SPORTS AND ENTERTAINMENT HOLDINGS CO. AND SUSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor
	For the Period from	For the Period from
	February 10, 2010 (Inception)	November 30, 2009 (Inception)
	to December 31, 2010	to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:		(see Note 1)
Net loss	$(2,022,497)	$(53,051)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	8,928	-
Bad debts	70,500	-
Amortization of promotional advances	37,275	-
Contributed officer services	90,000	22,500
Common stock issued for services	252,000	-
Stock-based compensation	335,833	-
Changes in operating assets and liabilities:
Restricted cash - current portion	(560,000)	-
Accounts receivable	(324,490)	-
Advances, participation guarantees, and other receivables, net	(637,338)	(15,386)
Prepaid expenses	(143,106)	-
Other assets	(38,509)	-
Restricted cash - long-term portion	(500,000)	-
Accounts payable and accrued expenses	101,329	-

NET CASH USED IN OPERATING ACTIVITIES	(3,330,075)	(45,937)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances on notes and loan receivable	(123,544)	-
Purchase of property and equipment	(42,452)	-

NET CASH USED IN INVESTING ACTIVITIES	(165,996)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock to founders	1,209	-
Proceeds from sale of common stock, net of issuance cost	3,690,349	-
Proceeds from loan payable	160,000	-
Proceeds from loan payable - related party	-	30,435
Proceeds from note payable - related party	468,500	-
Principal repayments on note payable	(298,935)	-
Payments on related party advances	(178,866)	-
Proceeds from related party advances	163,364	15,502

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,005,621	45,937

NET INCREASE IN CASH AND CASH EQUIVALENTS	509,550	-

CASH AND CASH EQUIVALENTS- beginning of period	-	-

CASH AND CASH EQUIVALENTS- end of period	$509,550	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,065	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock for payment of loans payable	$360,000	$-

Carrying value of assumed assets, liabilities and certain promotion rights agreement contributed from Golden Empire, LLC	$(30,551)	$-

See accompanying notes to consolidated financial statements.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Empire Sports & Entertainment Holdings Co. (the “Company”), formerly Excel Global, Inc. (the “Shell”), was incorporated under the laws of the State of Nevada on August 2, 2007. The Company operated as a web-based service provider and consulting company.  In September 2010, the Company changed its name to The Empire Sports & Entertainment Holdings Co.

On September 29, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with The Empire Sports & Entertainment, Co., a privately held Nevada corporation incorporated on February 10, 2010 (“Empire”), and the shareholders of Empire (the “Empire Shareholders”). Upon closing of the transaction contemplated under the Exchange Agreement (the “Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to the Company in exchange for shares of common stock of the Company.  Such Exchange caused Empire to become a wholly-owned subsidiary of the Company.

At the closing of the Exchange, each share of Empire’s common stock issued and outstanding immediately prior to the closing of the Exchange was exchanged for the right to receive one share of the Company’s common stock. Accordingly, an aggregate of 19,602,000 shares of the Company’s common stock were issued to the Empire Shareholders. Additionally, pursuant to the Agreement of Conveyance, Transfer of Assets and Assumption of Obligations (the “Conveyance Agreement”), the Company’s former officers and directors cancelled 17,596,603 of the Company’s common stock they owned. Such shares were administratively cancelled subsequent to the Exchange pursuant to the Conveyance Agreement (see below). After giving effect to the cancellation of shares, the Company had a total of 2,513,805 shares of common stock outstanding immediately prior to Closing. After the Closing, the Company had a total of 22,115,805 shares of common stock outstanding, with the Empire Shareholders owning 89% of the total issued and outstanding shares of the Company's common stock.

On October 8, 2010, the Company administratively entered into a series of agreements with the purpose of transferring certain of the residual assets and liabilities which were owned by the shell with which the Company did a reverse merger on September 29, 2010. These agreements were effectively consummated on the date of reverse merger. The agreements transferred certain assets and liabilities in connection with a website business to the former shareholders of the Shell in exchange for 17,596,603 shares of the Company's common stock.  Management believes that the fair value of the shares received for those assets and liabilities was not material. The shares were cancelled immediately upon receipt.

Prior to the Exchange, the Company was a shell company with no business operations.

The Exchange is being accounted for as a reverse-merger and recapitalization. Empire is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Exchange will be those of Empire and will be recorded at the historical cost basis of Empire, and the consolidated financial statements after completion of the Exchange will include the assets and liabilities of the Company and Empire, historical operations of Empire and operations of the Company from the closing date of the Exchange.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Empire was incorporated in Nevada on February 10, 2010 to succeed to the business of its predecessor company, Golden Empire, LLC (“Golden Empire”), which was formed and commenced operations on November 30, 2009. The audited consolidated balance sheet presented as of December 31, 2009, represents the accounts of Golden Empire as the predecessor entity (the “Predecessor”). Empire is principally engaged in the production and promotion of music and sporting events. The Company assumed all assets, liabilities and certain promotion rights agreements entered into by Golden Empire at carrying value of ($30,551) which approximated fair value on February 10, 2010. Golden Empire ceased operations on that date. The results of operations for the period from January 1, 2010 to February 9, 2010 of Golden Empire were not material. The services performed by the President of Golden Empire are presented as “Contributed Officer Services” in the Company’s Statement of Stockholders’ Equity because from January 1 st  2010 on, the officer performed services solely for Empire. As a result of the Exchange, Empire became a wholly-owned subsidiary of the Company and the Company succeeded to the business of Empire as its sole line of business.

Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") and present the financial statements of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to,  allowance for bad debts, the useful life of property and equipment, the fair values of certain promotional contracts and the assumptions used to calculate fair value of options granted and common stock issued for services.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. For the period from February 10, 2010 (inception) to December 31, 2010, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair value of financial instruments

 The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Fair value measurements are applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists of assets, liabilities and certain promotion rights agreement assumed by the Company from Golden Empire. The valuation of the assumed assets, liabilities and certain promotion rights agreements are classified as a Level 3 measurement, because it was based on significant unobservable inputs and involved management judgment and assumptions. Significant unobservable inputs include future cash flows to be generated from these promotion rights agreements and the terms of the related party liabilities such as the rate and repayment terms. In determining the fair value of the assumed assets, liabilities and certain promotion rights agreements, the Company determined that the carrying amount for such assets and liabilities (including promotion rights agreements) approximates fair value.

The following tables present the assets and liabilities that are measured and recognized at fair value on a nonrecurring basis classified under the appropriate level of the fair value hierarchy as of the date of transfer on February 10, 2010:

	Level 1	Level 2	Level 3	Total
Assets:
Advances receivable (including promotion rights agreements)	$—	$—	$15,386	$15,386

Liabilities:
Note payable	$—	$—	$30,435	$30,435
Due to related party	$—	$—	$15,502	$15,502

The carrying amounts reported in the balance sheet for cash, restricted cash, accounts receivable, accounts payable and accrued expenses, due to related party approximate their estimated fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Restricted cash

The Company considers cash that is held as a compensating balance for letter of credit arrangements and cash held in escrow as restricted cash. At December 31, 2010, restricted cash current and long-term portion was $560,000 and $500,000, respectively, and was held primarily in certificates of deposit to be used as security in accordance with the terms of the employment agreements with the Company’s Chief Executive Officer and Executive Vice President.  The Letter of Credit may be reduced after six months, and after each six month period thereafter, in increments of $250,000. Restricted cash long-term portion represents the amount that may be reduced after 1 year.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable

The Company has a policy of reserving for accounts receivable based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  At December 31, 2010, management determined that an allowance is necessary which amounted to $30,500. The Company recorded bad debt expense of $30,500 for the period from February 10, 2010 (inception) to December 31, 2010.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to five years.

Impairment of long-lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges for the period from February 10, 2010 (inception) to December 31, 2010.

Income taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (formerly SFAS No. 109). Under ASC Topic 740, deferred tax assets are recognized for future deductible temporary differences and for tax net operating loss and tax credit carry-forwards, and deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax assets or liability is expected to be realized or settled. A valuation allowance is provided to offset the net deferred tax asset if, based upon the available evidence, management determines that it is more likely than not that some or all of the deferred tax asset will not be realized.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). Fin 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109,  Accounting for Income Taxes , and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was codified into ASC Topic 740, which provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company may, from time to time, be assessed interest and/or penalties by taxing jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. The Company’s federal tax returns for 2009 are still open. In the event the Company has received an assessment for interest and/or penalties, it has been classified in the statements of operations as other general and administrative costs.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

In accordance with ASC Topic 605-45 “Revenue Recognition – Principal Agent Considerations”, the Company reports revenues for transactions in which it is the primary obligor on a gross basis and revenues in which it acts as an agent on and earns a fixed percentage of the sale on a net basis, net of related costs. Credits or refunds are recognized when they are determinable and estimable.

The Company earns revenue primarily from live event ticket sales, participation guarantee fees, sponsorship, advertising, concession fees, promoter and advisory services fees, television rights fee and pay per view fees for events broadcast on television or cable.

The following policies reflect specific criteria for the various revenue streams of the Company:

•
Revenue from ticket sales is recognized when the event occurs. Advance ticket sales and event-related revenues for future events are deferred until earned, which is generally once the events are conducted. The recognition of event-related expenses is matched with the recognition of event-related revenues.

•
Revenue from participation guarantee fee, sponsorship, advertising, television/cable distribution agreements, promoter and advisory service agreements is recognized in accordance with the contract terms, which are generally at the time events occur.

•	Revenue from the sale of products is recognized at the point of sale at the live event concession stands.

	$	% of Total
Live events – ticket sales and related revenues	$772,250	85%

Television rights fee	101,889	11%

Advertising – sponsorships	32,500	4%

Total	$906,639	100%

Cost of revenue and prepaid expenses

Costs related to live events are recognized when the event occurs. Event costs paid prior to an event are capitalized to prepaid expenses and then charged to expense at the time of the event. Cost of other revenue streams are recognized at the time the related revenues are realized. Prepaid expenses of $143,106 at December 31, 2010 consist primarily of costs paid for future events which will occur within a year. Prepaid expenses also include prepayments of insurance and other administrative expenses which are being amortized over the terms of the agreements.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of credit risk and major customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Management believes the financial risks associated with these financial instruments are not material. The Company places its cash with high credit quality financial institutions. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits.

For the period from February 10, 2010 (inception) to December 31, 2010, three customers accounted for 82% of net revenues. At December 31, 2010, two customers accounted for 95% of accounts receivable.

Advances, participation guarantees and other receivables

Advances receivable represent cash paid in advance to athletes for their training. The Company has the right to offset the advances against the amount payable to such athletes for their future sporting events. The amounts advanced under such arrangements are short-term in nature which totaled $13,250 as of December 31, 2010. Promotional advances represents signing bonuses paid to athletes upon signing the promotional agreements with the Company. Promotional advances are amortized over the terms of the promotional agreements, generally from three to four years. As of December 31, 2010, promotional advances - current and long-term portion amounted to $34,572 and $49,153, respectively, and are included in the accompanying consolidated balance sheet under advances, participation guarantees, and other receivables. For the period from February 10, 2010 (inception) to December 31, 2010, amortization of these promotional advances amounted to $37,275 which has been included in live events expenses on the accompanying consolidated statement of operations. Also included in this caption were receivables for participation guarantees of $255,000 (net of allowance), a receivable for a refundable advance of $205,000 and other receivables of $18,474 at December 31, 2010. Additionally, at December 31, 2010, management determined that an allowance is necessary which amounted to $40,000. The Company recorded bad debt expense of $40,000 for the period from February 10, 2010 (inception) to December 31, 2010.

Advertising

Advertising is expensed as incurred and is included in sales and marketing expenses on the accompanying consolidated statement of operations.  For the period from February 10, 2010 (inception) to December 31, 2010, advertising expense totaled $41,003. Such expenses for the period from November 30, 2009 (Inception) to December 31, 2009 totaled $7,800.

Net loss per common share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. As of December 31, 2010, there were 2,850,000 stock options which could potentially dilute future earnings per share.

The following table sets forth the computation of basic and diluted loss per share:
For the Period from February 10, 2010 to December 31, 2010
Numerator:
Net loss	$(2,022,497)

Denominator:
Denominator for basic loss per share
(weighted-average shares)	18,708,047

Denominator for dilutive loss per share
(adjusted weighted-average)	18,708,047

Basic and diluted loss per share	$(0.11)

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then marked to market at each subsequent reporting date.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

Recent accounting pronouncements

In June 2009, the FASB issued ASC Topic 810-10, “Amendments to FASB Interpretation No. 46(R)”. This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (“VIE”), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. ASC Topic 810-10 is effective for annual reporting periods beginning after November 15, 2009.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” an amendment to ASC Topic 820, “Fair Value Measurements and Disclosures.”  This amendment requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 activity pertaining to gross purchases, sales, issuances and settlements.  ASU No. 2010-06 is effective for the Company’s interim and annual reporting beginning after December 15, 2009, with one new disclosure effective after December 15, 2010.

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU 2010-20 requires additional disclosures about the credit quality of a company’s loans and the allowance for loan losses held against those loans. Companies will need to disaggregate new and existing disclosures based on how it develops its allowance for loan losses and how it manages credit exposures. Additional disclosure is also required about the credit quality indicators of loans by class at the end of the reporting period, the aging of past due loans, information about troubled debt restructurings, and significant purchases and sales of loans during the reporting period by class. The new guidance is effective for interim and annual periods beginning after December 15, 2010. Management anticipates that the adoption of these additional disclosures will not have a material effect on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 –NOTES AND LOAN RECEIVABLE

On June 28, 2010, the Company issued a demand promissory note of $25,000 to an unrelated party. The note is due on demand and bears interest at 6% per annum. The Borrower shall have the option of paying the principal sum to the Company in advance in full or in part at any time without premium or penalty. Accrued interest receivable on this note receivable amounted to $750 as of December 31, 2010 and is included in other receivables.

On December 10, 2010, the Company issued a demand promissory note of $15,000 to one of its athletes. The note is due on demand and non-interest bearing. However unpaid principal after the lender’s demand shall accrue interest at 5% per annum until paid.

In November 2010, the Company issued promissory notes for a total of $18,000 to an unrelated party. The notes are due on August 31, 2011 and bear interest at 4% per annum. The Borrower shall have the option of paying the principal sum to the Company prior to the due date without penalty. The Company also loaned $65,544 to this borrower. Such loan is due on demand and bears interest at 10% per annum. Accrued interest receivable on these notes and loan receivable amounted to $144 as of December 31, 2010 and is included in other receivables.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	December 31, 2010
Furniture and fixtures	5 years	$14,057
Office and computer equipments	5 years	21,145
Leasehold improvements	5 years	7,250
		42,452
Less: accumulated depreciation		(8,928)
		$33,524

For the period from February 10, 2010 (inception) to December 31, 2010, depreciation expense amounted to $8,928.

NOTE 4 – RELATED PARTY TRANSACTIONS

Note payable - related party

Between December 2009 and June 2010, one of the Company’s Directors provided loans of $498,935 to the Company. For the period from December 2009 to June 30, 2010, these loans were noninterest bearing and were due on demand. On June 30, 2010, the Company issued 333,333 shares of its common stock valued at $0.60 in payment of $200,000 of such loans and issued an unsecured demand promissory note in the amount of $298,935 for the balance of the obligation. This promissory note shall accrue interest at the annual rate of five percent (5%) and shall be payable on the earlier of (i) on demand by the lender upon thirty (30) days prior written notice to the Company or (ii) the two-year anniversary of the date of this promissory note (the “Maturity Date”). On September 1, 2010, the Company made a payment of $100,000 towards this promissory note. In September 2010, the Company issued a demand convertible promissory note (the “convertible promissory note”) for the balance of this promissory note and such prior note is deemed canceled and null and void. This convertible promissory note shall accrue interest at the annual rate of five percent (5%) and shall be payable on the earlier of (i) on demand by the lender upon thirty (30) days prior written notice to the Company or (ii) the

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – RELATED PARTY TRANSACTIONS (continued)

two-year anniversary of the date of this promissory note (the “Maturity Date”). This convertible promissory note including interest shall be convertible into shares of the Company’s common stock at a fixed conversion price per share equal to $0.60 at the option of the lender. The Company evaluated whether the convertible note was considered to have an embedded beneficial conversion feature and has concluded that there is no beneficial conversion feature since the fixed conversion price of $0.60 is equal to the fair value of the Company’s common stock based on recent sales of the Company’s common stock in a private placement.  In December 2010, the Company paid the remaining balance of this convertible note. Accrued interest on this convertible note payable amounted to $4,771 as of December 31, 2010 and is included in accrued expenses.

The President of the Company, from time to time, provided advances to the Company for operating expenses. During 2010 the President provided advances of $163,364 to the Company which was paid off in 2010. These advances are short-term in nature and non-interest bearing. At December 31, 2010, the Company had no amounts owing to this officer from such related party loans.

Office rent

The Company shared its office space pursuant to an informal sublease on a month to month basis with a formerly affiliated company for which the Company’s President served as a director until January 2011. For the period from February 10, 2010 (inception) to December 31, 2010, the Company was reimbursed a portion of the leasehold improvements cost of $2,700, a portion of the security deposit of $8,508, and rent of $12,117 from such affiliated company.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

On February 10, 2010, the Company granted an aggregate of 12,090,000 restricted shares of common stock to the founders of the Company pursuant to common stock subscription agreements. The Company received gross proceeds of $1,209 and a subscription receivable of $4 from such issuance of shares of the Company's common stock. The Company valued these common shares at par value.

Between December 2009 and 2010, one of the Company’s Directors provided loans of $498,935. On June 30, 2010, the Company issued 333,333 shares in connection with the conversion of $200,000 of this loan payable. The fair value of such shares issued amounted to $200,000 or $0.60 per share based on recent sales of the Company’s common stock in a private placement.

Between February 2010 and June 2010, two unrelated parties loaned an aggregate amount of $160,000 to the Company. On June 30, 2010, the Company issued 266,667 shares in connection with the conversion of these loans payable for a total amount of $160,000. The fair value of such shares issued amounted to $160,000 or $0.60 per share based on recent sales of the Company’s common stock in a private placement.

In June 2010, the Company issued an aggregate of 400,000 shares of the Company’s common stock to four persons for consulting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.60 per share or $240,000 based on the recent sales of the Company’s common stock in a private placement which has been recognized as consulting expense for the period from February 10, 2010 (inception) to December 31, 2010.

Between June 2010 and August 2010, the Company issued 6,512,000 shares of common stock at $0.60 per share pursuant to a private placement which generated net proceeds of approximately $3,690,000. In connection with these private placements, the Company paid in cash private placement commissions of approximately $163,350, legal fees of $50,000 and related private placements fees of $3,470.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

As a result of the Exchange transactions as further described in Note 1, the Company issued a net of 2,513,805 shares after giving effect to the share cancellation.

In September 2010, the Company issued 20,000 shares of the Company’s common stock in connection with accounting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.60 per share or $12,000 based on the recent sales of the Company’s common stock in a private placement which has been recognized as professional expense for the period from February 10, 2010 (inception) to December 31, 2010.

Common Stock Options

On September 29, 2010, the Company’s Board of Directors and stockholders adopted the 2010 Stock Incentive Plan (the “2010 Plan”). Under the 2010 Plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not intended to qualify as Incentive Stock Options thereunder. In addition, direct grants of stock or restricted stock may be awarded.  The 2010 Plan has reserved 2,800,000 shares of common stock for issuance. Upon the closing of the Exchange, the Company has outstanding options to purchase 2,800,000 shares of the Company’s common stock under the 2010 Plan which represents an exchange of 2,800,000 options previously granted prior to the reverse merger and recapitalization with similar terms as discussed below.

On June 1, 2010, the Company granted an aggregate of 1,850,000 10-year options to purchase shares of common stock at $0.60 per share which vests at the end of three years to three officers of the Company. The 1,850,000 options were valued on the grant date at $0.60 per option or a total of $1,110,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.60 per share (based on recent sales of the Company’s common stock in a private placement), volatility of 209% (estimated using volatilities of similar companies), expected term of 6.5 years, and a risk free interest rate of 3.29%. For the period from February 10, 2010 (inception) to December 31, 2010, the Company recorded stock-based compensation expense of $215,833. At December 31, 2010, there was $894,167 of total unrecognized compensation expense related to non-vested option-based compensation arrangements under the 2010 Plan.

On June 1, 2010, the Company granted an aggregate of 950,000 10-year options to purchase shares of common stock at $0.60 per share which vests at the end of three years to four consultants of the Company. The Company marked to market these options at December 31, 2010 using the fair market value of the stock on that date which was the same as the grant date fair market value. The Black-Scholes option pricing model used for this valuation had the following assumptions: stock price of $0.60 per share, volatility of 204%, expected term of ten years, and a risk free interest rate of 3.30%. For the period from February 10, 2010 (inception) to December 31, 2010, the Company recorded stock-based consulting expense of $107,500.

The Company granted 250,000 10-year options to purchase shares of common stock entered at $0.60 per share to the Company’s Executive Vice President (“EVP”) in connection with his one year employment agreement commencing on October 1, 2010. The options vest and become exercisable in equal installments of the first three anniversaries of the effective date. The 250,000 options were valued on the grant date at $0.60 per option or a total of $150,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.60 per share (based on recent sales of the Company’s common stock in a private placement), volatility of 209% (estimated using volatilities of similar companies), expected term of 6.5 years, and a risk free interest rate of 2.75%. For the period from February 10, 2010 (inception) to December 31, 2010, the Company recorded stock-based compensation expense of $12,500. At December 31, 2010, there was $137,500 of total unrecognized compensation expense related to this non-vested option-based compensation arrangements.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – STOCKHOLDERS’ EQUITY (continued)

During the period from February 10, 2010 to December 31, 2010, 200,000 options were forfeited in accordance with the termination of employee relationships.

A summary of the stock options as of December 31, 2010 and changes during the period are presented below:

	For the period from February 10, 2010 (inception) to December 31, 2010
	Number of Options and Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at beginning of period	-	$-	-
Granted	3,050,000	0.60	9.45
Exercised	-	-	-
Forfeited	(200,000)	0.60	9.51
Cancelled	-	-	-
Balance outstanding and non-vested balance at the end of year	2,850,000	$0.60	9.45

Options exercisable at end of year	-	$-
Weighted average fair value of options granted during the period		$0.60

Stock options outstanding at December 31, 2010 as disclosed in the above table have no intrinsic value at the end of the year.

NOTE 6 – COMMITMENTS

Operating Lease

In March 2010, the Company signed a five year lease agreement for office space which will expire in March 2015. The lease requires the Company to pay a monthly base rent of $5,129 plus a pro rata share of operating expenses. The base rent is subject to annual increases beginning on April 1, 2011 as defined in the lease agreement. Future minimum rental payments required under these operating leases are as follows:

Years ending December 31:
2011	$62,904
2012	64,764
2013	66,663
2014	68,634
2015	17,283
$280,248

Rent expense was $35,584 for the period from February 10, 2010 (inception) to December 31, 2010. During such period, the Company was reimbursed a portion of the rent of $12,117 from a former affiliated company in which our President, Gregory D. Cohen, served as a director until January 2011.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS (continued)

Employment Agreements

In May 2010, the Company entered into a 3 year employment agreement with one of its founders and Chief Executive Officer (“CEO”) commencing on July 1, 2010. The CEO receives a base salary of $500,000 per year, plus reimbursement of expenses and shall participate in an incentive compensation plan to be established for an annual bonus (“Bonus”). In addition, under the terms of the Employment Agreement (the “Agreement”), the Company shall secure and post an irrevocable Letter of Credit by May 31, 2010 in the amount of $1,500,000. This Letter of Credit may be reduced after six months, and after each six month period thereafter, in increments of $250,000. At any time base compensation or additional compensation under this Agreement is not timely paid, or if the Company otherwise is in material breach of the Agreement, the CEO shall be entitled to draw the full remaining amount of the Letter of Credit. In June 2010, the Letter of Credit was posted by one of the Company’s directors including collateral in the amount of $1,500,000 as a temporary accommodation to the Company and the CEO. In August 2010, the Company replaced the Letter of Credit posted by its director following the closing of the private placement. In connection with the Agreement, the Company’s banking institution issued a 1-year   irrevocable standby   Letter   of   Credit   for   the   benefit of the CEO.  In August 2010, the Company opened an account with its banking institution in the amount of $1,000,000 and pledged to the Letter of Credit. At any time base compensation or additional compensation under the Agreement is not timely paid, or if the Company otherwise is in material breach of this agreement, the CEO shall be entitled to draw the full remaining amount of the Letter of Credit. The Company and the CEO have mutually agreed to decrease the amount of the Letter of Credit to $1,000,000.

In August 2010, the Company entered into a three year employment agreement with one of its founders, President and Chief Operating Officer (“COO”) commencing in August 2010. The COO receives a base salary of $180,000 per year, plus reimbursement of expenses and shall be entitled to a bonus compensation which is determined by the Company’s board of directors.

In September 2010, the Company entered into a one year employment agreement with the Company’s Executive Vice President (“EVP”) commencing on October 1, 2010. EVP receives a base salary of $150,000 per year, plus reimbursement of expenses and shall be entitled to a bonus compensation which is determined by the Company’s board of directors. In addition, EVP is granted stock options to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.60 per share which vest and become exercisable in equal installments of the first three anniversaries of the effective date. The Company obtained a three month certificate of deposit to be used as a security in accordance with the terms of this employment agreement.

Production Agreement

In November 2010, the Company entered into a letter agreement with a sports network programming company, whereby the Company will supply 12 fully produced and broadcast episodes of boxing matches each month beginning January 2011. The Company will pay the sports network programming company distribution fees of $16,500 per episode for a total of $198,000. Currently, the Company is renegotiating this agreement.

Promotional Agreements

The Company has entered into certain promotional agreements with various athletes who are professional boxers. Such athletes granted exclusive rights to the Company to promote them and all of their professional boxing contests to be engaged during the term of their respective promotional agreements. The athletes are guaranteed minimum purse amounts for each fight based on the success of their bouts as defined in the promotional agreement.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INCOME TAXES

Golden Empire, LLC, the Company’s predecessor company, was organized as a limited liability company in November 2009 whereby elements of income taxation including income, expense, credits and allowances of the Company are reflected in a proportional basis on the members’ individual income tax returns. Accordingly, there is no provision for income taxes in the financial statements for the period from November 30, 2009 (inception) to December 31, 2009.

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $1,5 million at December 31, 2010, expiring through the year 2030. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period from February 10, 2010 (inception) to December 31, 2010:

December 31, 2010
Tax benefit computed at "expected" statutory rate	$(687,649)
State income taxes, net of benefit	(135,275)
Permanent differences	30,600
Increase in valuation allowance	792,324
Net income tax benefit	$-

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period from February 10, 2010 (inception) to December 31, 2010:

December 31, 2010

Computed "expected" tax expense (benefit)	(34.0)%
State income taxes	(7.0)%
Other permanent differences	2.0%
Change in valuation allowance	39.0%

Effective tax rate	0.0%

The Company has a deferred tax asset which is summarized as follows at December 31, 2010:

Deferred tax assets:
Net operating loss carryover	$654,632
Stock based compensation	137,692
Less: valuation allowance	(792,324)
Net deferred tax asset	$-

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INCOME TAXES (continued)

The components of the provision for (benefit from) income taxes for the period from February 10, 2010 (inception) to December 31, 2010 are as follows:

Current:
Federal	$-
State	-
Subtotal	-

Deferred:
Federal	687,649
State	135,275
Permanent differences	(30,600)
Subtotal	792,324
Change in valuation allowance	(792,324)
Provision for (benefit from) income taxes	$-

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2010, due to the uncertainty of realizing the deferred income tax assets.  The valuation allowance was increased by $792,324.

NOTE 8 – SUBSEQUENT EVENTS

On February 1, 2011, the Company raised $600,000 in consideration for the issuance of convertible promissory notes from four investors, including the Company’s Co-Chairman of the Board of Directors. The convertible promissory note bears interest at 5% per annum and is convertible into shares of the Company’s common stock at a fixed rate of $1.00 per share. The convertible promissory note is due on February 1, 2012. In connection with these convertible promissory notes, the Company issued 600,000 shares of the Company’s common stock. The Company valued these common shares at the fair market value on the date of grant. The funds are required to be held in escrow and may be released only in order to assist the Company in paying third party expenses, which may include activities related to broadening the Company’s shareholder base through shareholder awareness campaigns and other activities.

The Company, its wholly owned subsidiary, The Empire Sports And Entertainment Co. (“The Empire”) and their directors are parties to litigation in the Supreme Court of the State of New York, County of New York, Index No. 100938/11, which was filed on January 24, 2011 by Shannon Briggs (“Plaintiff” or “Briggs”), a professional boxer and a shareholder in the Company, for breach of fiduciary duty, conversion unjust enrichment and breach of contract.  Briggs is suing for damages in an undetermined amount. The suit did not specify the amount of damages being sought. The Company disputes the plaintiff’s allegations and believes that the lawsuit is without merit. On or about February 17, 2011, the Company, The Empire and its directors, moved to: (i) dismiss the Non-Boxing Claims on the grounds that any such claims were released by Briggs pursuant to a general release contained in a Subscription Agreement that Briggs entered into with the Company in July 2010; and (ii) compel arbitration of Briggs’ Boxing claims before the American Arbitration Association pursuant to the terms of a professional boxing promotional agreement with Briggs.  The Company is confident that it will prevail on the motion and that the Non-Boxing Claims will be dismissed pursuant to the terms of the Subscription Agreement and that the Company will prevail on an arbitration on the Boxing Claims because Briggs was paid his entire purse for his world championship title challenge.

A newly-formed wholly-owned subsidiary, EXCX Funding Corp., a Nevada corporation was formed in January 2010 for the purpose of entering into a Credit Facility Agreement in February 2011 (see below)

In February 2011, the Company and its wholly-owned subsidiaries, The Empire and EXCX Funding Corp., (collectively the “Borrowers”) entered into a Credit Facility Agreement with two lenders, whereby one of the lenders is the Company’s Co-Chairman of the Board of Directors. The credit facility consists of a loan pursuant to which $4.5 million can be borrowed on a senior secured basis but which amount may be increased by up to $1.0 million at the sole and absolute discretion of lenders. The loan shall be used exclusively to fund the costs and expenses of certain music and sporting events (the “Event”) upon the prior written approval of the amount, terms and conditions of each Event cost or expense sought to be paid, by lenders. The loan facility will mature on January 31, 2012 and may be extended from time to time in lenders’ sole and absolute discretion (“Loan Maturity Date”). The indebtedness under the loan facility will be evidenced by a promissory note payable to the order of the lenders.  Interest on any unpaid Advances under the loan facility and any unpaid Preferred Return Fee as defined in the  Credit Facility Agreement  are payable commencing with the date upon which such Preferred Return Fee should have been paid hereunder shall accrue at the annual rate equal to the following: (A) the amount of interest, fees, costs and expenses incurred by lenders under that certain Grid Time Promissory Note dated as of February 10, 2012 by and between each lender and J.P. Morgan (“Bank”); plus six (6%) percent per annum, payable on the  Loan Maturity Date. Pursuant to the Credit Facility Agreement, the borrowers entered into a Master Security Agreement, Collateral Assignment and Equity Pledge with the lenders whereby the borrowers hereby collaterally assign and pledge to lenders, and hereby grant to lenders a present, absolute, unconditional and continuing security interest in, all of the property, assets and equity interests of the Company as defined in such agreement.

In February 2011, a new entity was formed and organized in preparation and in connection with a proposed joint venture.

The Company entered into a non-binding joint venture term sheet in December 2010 whereby it outlines the material terms and conditions of a proposed joint venture to be entered into between the Company and Concerts International, Inc. (“CII”). Under the terms of this non-binding joint venture term sheet, the parties will form an entity to operate an annual country music festival. Based on the term sheet, the Company shall own 66.67% and CII shall own 33.33% of the issued and outstanding shares of the proposed joint venture company. The joint venture/shareholder agreement (the “Shareholder Agreement”) will set the terms and capital structure of the joint venture. The Company will also advance amounts necessary to fund the operations of the joint venture company whereby the Company is entitled to a return of 10% on all advances. In addition, the proposed joint venture company shall enter into a management service agreement with CII and a management fee of $100,000 shall be paid to CII each year such country music festival event is produced. The management fee will be paid in eight equal monthly installments of $12,500 and will cover the salaries of the manager and general office overhead. Currently, both parties are still in the process of negotiations and such Shareholder Agreement has not been executed.

Between January and February 2011, the Company loaned an aggregate amount of $251,963 to an unrelated party. Such loan is due on demand and bears interest at 10% per annum. The borrower is the owner of CII (see above). Until such time as the Shareholder Agreement has not been executed, this advance will continue as a loan to such borrower. Upon execution of the Shareholder Agreement, this advance will then be considered as a shareholder advance to the joint venture company.

On January 28, 2011, the Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with a public offering of shares of the Company’s common stock.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

[____________] Shares
Common Stock
PROSPECTUS

*, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2011

PRELIMINARY PROSPECTUS

OFFERING UP TO ______ SHARES

The Empire Sports & Entertainment Holdings Co.

This prospectus relates to the resale of up to ________ shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by the selling stockholders consist of _______________________________.

It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 48). We will not receive any proceeds from the sales of common stock offered by the selling stockholders. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “EXCX.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on April 11, 2011 , was $1.25 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is *, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Offering

Common stock offered by the selling stockholders:	__________ shares

Common stock outstanding:	22,135,805 shares (1)

Use of proceeds:	We will not receive any proceeds from the sales of common stock offered by the selling stockholders.

Risk factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	EXCX.OB

(1)
Represents the number of shares of our common stock outstanding as of April 11, 2011. Excludes (i) 2,800,000 shares of our common stock issuable upon exercise of options reserved under the 2010 Equity Incentive Plan, and (ii) 250,000 share of common stock issuable upon exercise of options issued to one of our executive officers.

USE OF PROCEEDS

We will not receive any proceeds from the sales of common stock offered by the selling stockholders

DESCRIPTION OF SECURITIES
Authorized Capital Stock

    We have authorized 550,000,000 shares of capital stock, par value $0.0001 per share, of which 500,000,000 are shares of common stock and 50,000,000 are shares of “blank-check” preferred stock.

Capital Stock Issued and Outstanding

As or April 11, 2011 we have issued and outstanding securities on a fully diluted basis:

•	22,135,805 shares of common stock;
•	2,250,000 shares of preferred stock; and
•	Options to purchase 2,850,000 shares of common stock at an exercise price of $0.60 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

On February 23, 2011, the Company designated and issued 2,250,000 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into one share each of the Company’s common stock. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that as a result of the conversion the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock.  The holders of the Company’s Series A Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

Options

On the closing date of the Exchange, we reserved options to purchase an aggregate of 2,800,000 shares of our common stock, pursuant to our 2010 Plan. See “Executive Officers and Directors – Equity Incentive Plan.”  In additions, pursuant to his employment agreement, Peter Levy was also granted options to purchase an aggregate of 250,000 shares of our common stock.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co, Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

Indemnification of Directors and Officers

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, and our Bylaws, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Limitiation of Liability of Directors

Our articles of incorporation provides that, to the fullest extent permitted by the law, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale by the selling stockholders of up to ________ shares of our common stock, all of which are being registered for sale for the accounts of the selling stockholders and include _______________.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Name of Selling Stockholder	Total Shares Held	Total Percentage of Outstanding Shares	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before Offering	Percentage of Common Stock Before Offering	Beneficial Ownership After the Offering	Percentage of Common Stock Owned After Offering

PLAN OF DISTRIBUTION

We are registering up to ________ shares of common stock in order to permit the resale of these shares of common stock by our selling stockholders from time to time after the date of this prospectus, which shares include ___________. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	including ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	including purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	including an exchange distribution in accordance with the rules of the applicable exchange;

•	including privately negotiated transactions;

•
including short sales made after the date the registration statement is declared effective by the SEC, subject to any applicable limitations on short sales contained in any agreement between a selling stockholder and us;

•	including sales pursuant to Rule 144;

•	and broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	including a combination of any of the foregoing methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $100,000 in total, including, without limitation, U.S. Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however , that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement entered into with the selling stockholders and, to the extent indemnification is not available, the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement and, to the extent indemnification is not available, we may be entitled to contribution. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

[____________] Shares
Common Stock
PROSPECTUS

*, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$5,224.50
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$50,000.00
TOTAL	$120,224.50

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, and our Bylaws, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Empire

During July 2010 and August 2010, Empire conducted a private placement, pursuant to which it issued an aggregate of 3,791,668 shares of common stock to investors for total gross proceeds of $2,274,969. Empire paid commissions to placement agent of $125,850 in connection with the private placement. The shares were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

Sales by the Company

In July 2007, we sold 77,928 to one unaffiliated investor. The shares have been cancelled and the sale rescinded.

On August 2, 2007, our board of directors approved the issuance of 17,596,603 shares of common stock to our officers for services provided.

On November 28, 2007, we issued 251,380 of common stock for licensing rights.

On December 29, 2009, we terminated a contract with a licensor. Pursuant to the termination agreement, we issued 25,138 shares of our common stock.

On February 10, 2010, the Company granted an aggregate of 12,090,000 restricted shares of common stock to the founders of the Company pursuant to common stock subscription agreements. The Company received gross proceeds of $1,205 and a subscription receivable of $4 from such issuance of shares of the Company's common stock. The Company valued these common shares at par value. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

Between January 2010 and June 2010, one of the Company’s directors loaned $468,500 to the Company. On June 30, 2010, the Company issued 333,333 shares in connection with the conversion of $200,000 of this loan payable. The fair value of such shares issued amounted to $200,000 or $0.60 per share based on recent sales of the Company’s common stock in a private placement. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

Between February 2010 and June 2010, two unrelated parties loaned an aggregate amount of $160,000 to the Company. On June 30, 2010, the Company issued 266,667 shares in connection with the conversion of these loans payable for a total amount of $160,000. The fair value of such shares issued amounted to $160,000 or $0.60 per share based on recent sales of the Company’s common stock in a private placement. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

In June 2010, the Company issued an aggregate of 400,000 shares of the Company’s common stock to four persons for consulting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.60 per share or $240,000 based on the recent sales of the Company’s common stock in a private placement which has been recognized as consulting expense for the period from February 10, 2010 (inception) to September 30, 2010, which exempts transactions by any issuer not involving a public offering.

Between June 2010 and August 2010, the Company issued 6,512,000 shares of common stock at $0.60 per share pursuant to a private placement which generated net proceeds of approximately $3,690,000. In connection with these private placements, the Company paid in cash private placement commissions of approximately $163,350, legal fees of $50,000 and related private placements fees of $3,470, which exempts transactions by any issuer not involving a public offering.

On September 22, 2010, prior to the Exchange, the Company’s Board of Directors declared a dividend of an additional 1.51380043 shares of the Company’s common stock on each share outstanding on September 26, 2010. Except as otherwise noted, all share amounts referenced hereunder have been adjusted to reflect the number of the Company’s shares of common stock on a post-dividend basis, which exempts transactions by any issuer not involving a public offering.

On September 22, 2010, our Board of Directors declared a dividend of an additional 1.51380043 shares of our common stock on each share of our common stock outstanding on September 26, 2010. Except as otherwise noted, all share amounts referenced hereunder have been adjusted to reflect the number of our shares of common stock on a post-dividend basis.

On September 29, 2010, upon effectiveness of the Share Exchange, we issued an aggregate of 19,602,000 shares of our common stock to the shareholders of Empire. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

 In September 2010, the Company issued 20,000 shares of the Company’s common stock in connection with accounting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.60 per share or $12,000 based on the recent sales of the Company’s common stock in a private placement which has been recognized as professional expense for the period from February 10, 2010 (inception) to December 31, 2010. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

On February 1, 2011, the Company raised $600,000 in consideration for the issuance of convertible promissory notes from various investors, including the Company’s Co-Chairman of the Board of Directors. The convertible promissory note bears interest at 5% per annum and is convertible into shares of the Company’s common stock at a fixed rate of $1.00 per share. The convertible promissory note is due on February 1, 2012. In connection with these convertible promissory notes, the Company issued 600,000 shares of the Company’s common stock. The Company valued these common shares at the fair market value on the date of grant. The funds are required to be held in escrow and may be released only in order to assist the Company in paying third party expenses, which may include activities related to broadening the Company’s shareholder base through shareholder awareness campaigns and other activities. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

On February 23, 2011, the Company, its wholly-owned subsidiary, The Empire Sports & Entertainment, Co. (“Operating Sub”) and its newly-formed wholly-owned subsidiary, EXCX Funding Corp. (“EXCX” and together with the Company and the Operating Sub, the “Borrowers”) entered into a Credit Facility Agreement (the “Credit Facility Agreement”) with Barry Honig, its Co-Chairman, and Michael Brauser (each, a “Lender” and collectively, the “Lenders”), pursuant to which the Lenders agreed to extend credit to the Borrowers in the form of a loan under which up to $4.5 million may be borrowed from the Lenders on a senior secured basis (the “Loan”).

Pursuant to the Credit Facility Agreement, the Loan shall be utilized exclusively to fund the costs and expenses of certain sports and entertainment events as agreed by the parties (the “Events”).  The Loan bears interest at a rate of 6% per annum and matures on January 31, 2012, subject to acceleration in the event the Borrowers undertake third party financing.  In connection with the Credit Facility Agreement, the Lenders entered into a Contribution and Security Agreement (the “Contribution Agreement”) with the Company’s Chief Executive Officer, Sheldon Finkel, pursuant to which Mr. Finkel agreed to pay or reimburse the Lenders the pro rata portion (1/3) of any net losses from Events. As consideration for the extension of credit pursuant to the Credit Facility Agreement, the Borrowers are obligated to pay a fee equal to 15% of the initial loan commitment of $4.5 million (the “Preferred Return Fee”) of which Mr. Finkel shall receive a pro-rata portion (1/3). The Preferred Return Fee shall be payable if at all, only out of the net profits from the Events. Net profits and losses are to be determined in accordance with GAAP.  The Company agreed to issue to the Lenders and Sheldon Finkel an aggregate of 2,250,000 shares of the Company’s newly designated Series A Preferred Stock, convertible into one share each of the Company’s common stock. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that as a result of the conversion the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by any issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
2.1
Share Exchange Agreement dated as of September 29, 2010, by and among The Empire Sports & Entertainment Holdings Co., The Empire Sports & Entertainment, Co.and the shareholders of The Empire Sports & Entertainment Co. (1)

3.1	Amended and Restated Articles of Incorporation (2)

3.2	Amended and Restated Bylaws (2)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	The Empire Sports & Entertainment Holdings Co. 2010 Equity Incentive Plan (1)

10.2	Form of 2010 Incentive Stock Option Agreement (1)

10.3	Form of 2010 Non-Qualified Stock Option Agreement (1)

10.4	Employment Agreement Sheldon Finkel (1)

10.5	Employment Agreement Gregory D. Cohen (1)

10.6	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations dated October 8, 2010 (4)

10.7	Stock Purchase Agreement dated October 8, 2010 (4)

10.8	Employment Agreement Peter Levy (1)

10.9	Convertible Promissory Note**

10.10	Lease Agreement**

16.1	Letter from Gumbiner Savett Inc. dated October 21, 2010 (3)

23.1	Consent of J.H. Cohn LLP**

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

24.1	Powers of Attorney (5)

* To be filed by amendment.
** Filed herewith

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 5, 2010.
(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 4, 2010.
(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 26, 2010.
(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 12, 2010.
(5)	Incorporated herein by reference to the copy of such document included on the signature page of our Registration Statement on Form S-1 filed on January 28, 2011.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 15 th day of April 2011.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuan t to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sheldon Finkel	Chairman and Chief Executive Officer (Principal Executive Officer)	April 15, 2011
Sheldon Finkel

/s/ Adam Wasserman	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2011
Adam Wasserman

/s/ Barry Honig	Co-Chairman	April 15, 2011
Barry Honig

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement dated as of September 29, 2010, by and among The Empire Sports & Entertainment Holdings Co., The Empire Sports & Entertainment, Co.and the shareholders of The Empire Sports & Entertainment Co. (1)

3.1	Amended and Restated Articles of Incorporation (2)

3.2	Amended and Restated Bylaws (2)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	The Empire Sports & Entertainment Holdings Co. 2010 Equity Incentive Plan (1)

10.2	Form of 2010 Incentive Stock Option Agreement (1)

10.3	Form of 2010 Non-Qualified Stock Option Agreement (1)

10.4	Employment Agreement Sheldon Finkel (1)

10.5	Employment Agreement Gregory D. Cohen (1)

10.6	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations dated October 8, 2010 (4)

10.7	Stock Purchase Agreement dated October 8, 2010 (4)

10.8	Employment Agreement Peter Levy (1)

10.9	Convertible Promissory Note**

10.10	Lease Agreement**

16.1	Letter from Gumbiner Savett Inc. dated October 21, 2010 (3)

23.1	Consent of J.H. Cohn LLP**

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on signature page)

* To be filed by amendment.
** Filed herewith

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 5, 2010.
(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 4, 2010.
(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 26, 2010.
(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 12, 2010.
(5)	Incorporated herein by reference to the copy of such document included on the signature page of our Registration Statement on Form S-1 filed on January 28, 2011.